Exhibit 10.11

EXECUTION VERSION

CREDIT AGREEMENT

dated as of November 17, 2006,

among

IDEARC INC,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent and Collateral Agent

J.P. MORGAN SECURITIES INC.

and

BEAR STEARNS & CO., INC.,

as Joint Lead Arrangers and Joint Bookrunners

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent

and

BANK OF AMERICA, N.A.,

BARCLAYS BANK PLC

and

CITIBANK, N.A.,

as Co-Documentation Agents

TABLE OF CONTENTS

ARTICLE I

Definitions

Contents, p. 2

Contents, p. 3

Schedule 2.01	—	Commitments
Schedule 3.05	—	Properties
Schedule 3.06	—	Disclosed Matters
Schedule 3.12	—	Subsidiaries
Schedule 3.13	—	Insurance

Contents, p. 4

Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.05(j)	—	Asset Sales
Schedule 6.09	—	Affiliate Transactions
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B-1	—	Form of Opinion of General Counsel
Exhibit B-2	—	Form of Opinion of Debevoise & Plimpton LLP
Exhibit B-3	—	Form of Opinion of Richards, Layton & Finger, P.A.
Exhibit C	—	Form of Guarantee and Collateral Agreement
Exhibit D	—	Form of Perfection Certificate
Exhibit E	—	U.S. Tax Compliance Certificate
Exhibit F	—	Form of Aircraft Security Agreement

CREDIT AGREEMENT dated as of November 17, 2006 (this “Agreement”), among IDEARC INC., a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent for such lenders (in such capacity, the “Collateral Agent”).

A. In connection with the Spin-Off (such term and each other capitalized term used but not defined in these recitals having the meaning assigned thereto in Article I of this Agreement), the Borrower has requested that the Lenders and the Issuing Banks extend credit to it in the form of (a) Revolving Loans in an aggregate principal amount not in excess of $250,000,000 at any time, (b) Swingline Loans in an aggregate principal amount not in excess of $25,000,000 at any time, (c) Letters of Credit in an aggregate face amount not in excess of $50,000,000 at any time, (d) Tranche A Term Loans in an aggregate principal amount not in excess of $1,515,000,000 and (e) Tranche B Term Loans in an aggregate principal amount not in excess of $4,750,000,000. The proceeds of (a) the Revolving Loans and the Swingline Loans will be used for general corporate purposes of the Borrower and the Subsidiaries, (b) the Tranche A Term Loans and a portion of the Tranche B Term Loans will be used to pay a special cash distribution to Verizon in partial consideration for the contribution by Verizon to the Borrower of all the outstanding Equity Interests in VIS and other assets and businesses composing the Acquired Business. The Tranche B Term Loans made by Verizon on the Effective Date will be made through the contribution by Verizon to the Borrower of Equity Interests in VIS and other assets and businesses composing the Acquired Business. Letters of Credit will be used for general corporate purposes of the Borrower and the Subsidiaries.

B. The Lenders are willing to extend such credit to the Borrower and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrower, in each case on the terms and subject to the conditions set forth herein.

C. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Business” means the assets (including the Equity Interests in VIS), liabilities and businesses comprising domestic print and Internet yellow pages directories publishing operations of Verizon and transferred to the Borrower pursuant to the Distribution Agreement.

“Additional Term Loan Lender” has the meaning assigned to such term in Section 2.20.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder and each of its permitted successors acting in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding anything to the contrary in this definition, none of Verizon and its Affiliates will be deemed to be an Affiliate of the Borrower or any Restricted Subsidiary unless (x) any of such Persons is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act of 1934), directly or indirectly, of shares representing 10% or more of the total voting power of the Equity Interests of the Borrower and (y) the first such Person would otherwise be such an Affiliate within the meaning of this definition.

“Agent” means JPMorgan Chase Bank, N.A., in its capacities as Administrative Agent and/or Collateral Agent, and each of its Affiliates and permitted successors acting in any such capacity.

“Aircraft” means any aircraft (including airplanes and helicopters).

“Aircraft Security Agreement” means an aircraft security agreement between the applicable Loan Party and the Collateral Agent in substantially the form set forth in Exhibit F hereto or, if requested by the Borrower or in the case of helicopters, in a form reasonably acceptable to the applicable Loan Party and the Collateral Agent).

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Applicable Margin” means, for any day, (a) with respect to any Tranche B Term Loan, 1.00% per annum, in the case of an ABR Loan, and 2.00% per annum, in the case of a Eurodollar Loan and (b) with respect to any ABR Loan or Eurodollar Loan that is a Tranche A Loan or a Revolving Loan the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the Borrower shall have delivered the financial statements and certificate required by Section 5.01(b) and Section 5.01(c) for the period ended on December 31, 2006, the “Applicable Margin” for purposes of clause (b) shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio:	ABR Spread	Eurodollar Spread
Category 1
greater than or equal to 5.25 to 1.00	0.50%	1.50%

Category 2
less than 5.25 to 1.00	0.25%	1.25%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 if the Administrative Agent, at the request of the Required Lenders, so elects after the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the total Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the relative amounts of the Revolving Exposures of the Revolving Lenders.

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Asset Disposition” means (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) of any property or asset of the Borrower or any Restricted Subsidiary other than (i) sales, transfers or other dispositions described in clauses (a), (b), (c), (d), (e), (f), (g), (i), (j) and (l) of Section 6.05 and (ii) sales, transfers or other dispositions of any property of the Borrower or any Restricted Subsidiary (x) resulting in aggregate Net Proceeds equal to or less than $10,000,000 in a single transaction or series of related transactions and (y) resulting in aggregate Net

Proceeds equal to or less than $25,000,000 in any fiscal year of the Borrower and (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary, with a Fair Market Value immediately prior to such event of at least $10,000,000, but only to the extent that the Net Proceeds therefrom have not been applied to repair, restore or replace such property or asset within 180 days after such event.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Cash” means, on any Determination Date, an amount (which may be a negative amount) equal to the sum (without duplication) of the following in respect of the Borrower and the Restricted Subsidiaries on a consolidated basis for the period commencing on the Effective Date and ending on the last day of the most recent fiscal quarter for which a certificate shall have been delivered to the Administrative Agent pursuant to Section 5.01(c):

(a) Consolidated Adjusted EBITDA for such period; plus

(b) to the extent not included in calculating such Consolidated Adjusted EBITDA, any extraordinary or non-recurring cash gain during such period, other than any such gain resulting from any sale, transfer or other disposition of assets; minus

(c) without duplication and to the extent included in determining such Consolidated Adjusted EBITDA, the sum of (i) Consolidated Cash Interest Expense for such period, except to the extent constituting Restricted Payments, (ii) all taxes of the Borrower and the Restricted Subsidiaries paid in cash during such period and (iii) any extraordinary or nonrecurring loss, expense or charge paid in cash during such period; provided that amounts shall be included in this clause (c) for any period only to the extent not duplicative of any cost or expense which was (x) included in determining Consolidated Net Income for such period and (y) not added back to Consolidated Net Income in determining Consolidated Adjusted EBITDA for such period.

“Available Distributable Cash” means, on any Determination Date, an amount (which may be a negative amount) equal to the sum of:

(a) Available Cash as of the Determination Date; minus

(b) without duplication, the sum of the following amounts, in each case for the period commencing on the Effective Date and ending on the Determination Date:

(i) the aggregate amount of Restricted Payments made by the Borrower and the Restricted Subsidiaries during such period, other than any such Restricted Payments (A) made to the Borrower or any Restricted Subsidiary, (B) paid from Available Equity Proceeds or (C) permitted under clause (i), (ii), (vii) or (viii) of Section 6.08(a);

(ii) the aggregate amount of Investments, determined net (without duplication of any other netting) of the aggregate amount of cash proceeds received by the Borrower and the Restricted Subsidiaries from any subsequent sale or repayment thereof, made by the Borrower and the Restricted Subsidiaries during such period, other than any such Investments (A) in connection with a Permitted Acquisition, but only to the extent funded with the proceeds of Indebtedness permitted by Section 6.01 (other than proceeds of Revolving Loans), (B) in connection with a Permitted Asset Swap, but only to the extent the consideration paid by the Borrower and the Restricted Subsidiaries consists of assets or properties (other than cash) or cash consideration funded with the proceeds of Indebtedness permitted by Section 6.01 (other than proceeds of Revolving Loans), (C) in the Borrower or any Restricted Subsidiary, (D) funded from Available Equity Proceeds, or (E) permitted under clause (a), (b), (c), (e), (f), (h), (i), (j), (k), (l), (m), (n), (o), (p), (q) (but only to the extent such Investment is reflected in and duplicative of all or a portion of a Permitted Acquisition), (r), (s), (t) or (u) of Section 6.04);

(iii) the aggregate amount of payments made by the Borrower and the Restricted Subsidiaries to repay, prepay, redeem, defease or acquire for value at or prior to stated maturity, or to refund, refinance or exchange, any Indebtedness (other than (A) Revolving Loans hereunder or (B) any Indebtedness incurred pursuant to Section 6.01(a)(iv)) or to make any other scheduled, mandatory or voluntary payment of any such Indebtedness, other than any such payments funded from (1) Available Equity Proceeds, (2) the proceeds of Indebtedness permitted by Section 6.01 (other than proceeds of Indebtedness incurred in reliance on Section 6.01(a)(iv) and proceeds of Revolving Loans) or (3) the proceeds of Refinancing Indebtedness); and

(iv) the aggregate amount of Capital Expenditures made during such period, other than Capital Expenditures financed with (1) Available Equity Proceeds, (2) Net Proceeds from an Asset Disposition not otherwise required to be applied to prepay Loans pursuant to Section 2.10(c) or (3) the proceeds of Indebtedness permitted by Section 6.01 (other than proceeds of Indebtedness incurred in reliance on Section 6.01(a)(iv) and proceeds of Revolving Loans).

“Available Equity Proceeds” means, on any date, (a) the aggregate amount of Equity Proceeds that have been received by the Borrower since the Effective Date minus (b) the aggregate amount of Equity Proceeds that have been expended by the

Borrower and its Subsidiaries on Designated Equity Proceeds Uses on such date or during such period.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time, and any successor statute.

“Billing and Collection Agreement” means the Billing and Collection Agreement dated as of the Effective Date, between the Borrower and Verizon.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Idearc Inc., a Delaware corporation.

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Branding Agreement” means the Branding Agreement dated as of the Effective Date between the Borrower and Verizon.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period, without duplication, the additions to property, plant and equipment and other capital expenditures of the Borrower and its Restricted Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any Capitalized Lease, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Consideration” means the consideration received by the Borrower or any Restricted Subsidiary for any Asset Disposition that is in the form of cash, Permitted Investments or a combination of the foregoing. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities (as shown on the Borrower’s most recent consolidated balance sheet) of the Borrower or any Restricted Subsidiary that are assumed by the transferee of any such assets or Equity Interests pursuant to a written assignment and assumption agreement that releases the Borrower or applicable Restricted Subsidiary from further liability therefor; and

(b) any securities, notes or other obligations received by the Borrower or any Restricted Subsidiary from such transferee that are converted by the Borrower or any Restricted Subsidiary into cash or Permitted Investments within 180 days of the receipt thereof.

“Change in Control” means:

(a) the failure of the Borrower to own, directly or indirectly through one or more wholly-owned Subsidiaries, 100% of the outstanding Equity Interests in VIS;

(b) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests in the Borrower representing more than 35% of the aggregate voting power represented by the outstanding Equity Interests in the Borrower;

(c) the occupation of a majority of the seats (excluding, for purposes of this clause, vacant seats) on the board of directors of the Borrower by Persons who are not (i) members of the board of directors on the Effective Date, (ii) nominated by the board of directors of the Borrower or (iii) appointed by Persons referred to in clause (i) and (ii) above; or

(d) the occurrence of a “Change of Control” or similar event, as defined in the Senior Unsecured Note Indenture.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Effective Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or an Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Chattel Paper” has the meaning assigned to such term in the Collateral Agreement.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche A Term Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving

Commitment, a Tranche A Term Commitment, a Tranche B Term Commitment or a Swingline Commitment. “Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties and its permitted successors in such capacity.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Borrower, the Subsidiary Loan Parties and the Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from the Borrower and each Restricted Subsidiary (other than Excluded Subsidiaries) either (i) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (ii) in the case of any Person that becomes a Restricted Subsidiary (other than an Excluded Subsidiary) after the Effective Date, a supplement to the Collateral Agreement, in substantially the form specified therein (or in such other form as the Borrower and the Collateral Agent may agree), duly executed and delivered on behalf of such Person (within the time frames required by the Loan Documents);

(b) all outstanding Equity Interests in each Subsidiary directly owned by any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, if any, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of the Borrower and each Subsidiary that is owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement and, if any such Indebtedness is evidenced by a promissory note (which may be a master note), the Collateral Agent shall have received all such promissory notes (other than promissory notes evidencing items of Indebtedness with a principal amount of $1,000,000 or less; provided that the aggregate principal amount of all such items of Indebtedness shall not exceed $5,000,000), together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral

Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement (including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Collateral Agreement, shall have been filed, registered or recorded (or arrangements reasonably satisfactory to the Collateral Agent shall have been made to provide for the foregoing) or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid and perfected Lien on the Mortgaged Property described therein and (iii) such surveys, abstracts and other documents as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(f) the Collateral Agent shall have received counterparts of an Aircraft Security Agreement in respect of any Aircraft with a Fair Market Value of $10,000,000 or more owned wholly and directly by any Loan Party duly executed and delivered by the record owner of such Aircraft; and

(g) each Loan Party shall have used commercially reasonable efforts to obtain all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents (or supplements thereto) to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder, except in each case to the extent the failure to obtain such contents and approvals does not materially and adversely affect the interests of the Secured Parties.

“Commitment” means a Revolving Commitment, Tranche A Commitment or Tranche B Commitment, or any combination thereof (as the context requires).

“Commitment Fee Rate” means, for any day, a rate per annum equal to (a) if the Leverage Ratio on the most recent determination date is 4.75 to 1.00 or higher, 0.375% and (b) otherwise, 0.25%. For purposes of this definition, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter based on the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or 5.01(b) and (ii) each change in the Commitment Fee Rate resulting from a change in the Leverage Ratio shall be effective during the period from and including the day when the Administrative Agent receives the financial statements indicating such change to but excluding the effective date of the next such change; provided that, at the option of the Administrative Agent (or at the request of the Required Lenders), if the Borrower fails to deliver consolidated financial statements to the Administrative Agent as and when required by Section 5.01(a) or 5.01(b), the Commitment Fee Rate will be that set forth in clause (a) above during the period from the expiration of the time specified for such delivery until such financial statements are so delivered.

“Consolidated Adjusted EBITDA” means, for any period, Consolidated Net Income for such period plus (or minus), without duplication:

(a) provision for taxes based on income or profits of the Borrower and the Restricted Subsidiaries for such period, to the extent deducted in computing Consolidated Net Income; plus

(b) Interest Expense of the Borrower and the Restricted Subsidiaries for such period, to the extent deducted in computing Consolidated Net Income; plus

(c) depreciation, amortization (including amortization of intangibles and amortization and write-off of financing costs), goodwill impairment charges and other non-cash expenses of the Borrower and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing Consolidated Net Income; plus

(d) any non-cash compensation charge arising from any grant of stock, stock options or other equity-based awards, to the extent deducted in computing Consolidated Net Income; plus

(e) extraordinary losses or non-recurring charges (including any expenses related to the Transactions), severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans; plus

(f) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure/consolidation of facilities); plus

(g) the amount of net cost savings projected by the Borrower in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such cost savings are reasonably expected by the Borrower to appear in its financial statements within 24 months after the end of such period, (C) no cost savings shall be added pursuant to this clause (g) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (f) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (g) shall not exceed $50,000,000 for any period consisting of four consecutive fiscal quarters; plus

(h) any non-cash impact attributable to the reduction in deferred revenue or reduction in deferred costs to balance sheet accounts as a result of the fair value exercise undertaken as required by purchase accounting for the transactions contemplated by any acquisition, in accordance with GAAP, during the eighteen consecutive months following the consummation of such acquisition; plus

(j) any non-cash Statement of Financial Accounting Standards No. 133 income (or loss) related to hedging activities, to the extent deducted in computing Consolidated Net Income; minus

(k) extraordinary gains and non-recurring gains; minus

(l) non-cash items increasing Consolidated Net Income for such period, other than (i) the accrual of revenue consistent with past practice and (ii) the reversal in such period of an accrual of, or cash reserve for, cash expenses in a prior period, but only to the extent such accrual or reserve was not added back to Consolidated Net Income in calculating Consolidated Adjusted EBITDA in a prior period; minus

(l) any income recorded in connection with the disposal of the Borrower’s commercial printing operations;

in each case determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating Consolidated Adjusted EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period (and after the Effective Date) the Borrower or any of its Restricted Subsidiaries shall have made any Material Disposition (as defined below), the Consolidated Adjusted EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated Adjusted EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated Adjusted EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (and after the Effective Date) the Borrower or any of its Restricted Subsidiaries shall have made a Material Acquisition, Consolidated Adjusted EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto in accordance with Regulation S-X or in such other manner acceptable to the Administrative Agent as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) involves the payment of consideration by the Borrower or any of its Restricted Subsidiaries in excess of $25,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that (x) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (y) yields gross proceeds to the Borrower or any of its Restricted Subsidiaries in excess of $25,000,000. For purposes of calculating compliance with the Leverage Ratio in Section 6.13, Consolidated Adjusted EBITDA: (a) for the fiscal quarter ended March 31, 2006, shall be deemed to be $390,000,000, (b) for the fiscal quarter ended June 30, 2006, shall be deemed to be

$355,000,000 and (c) for the fiscal quarter ended September 30, 2006, shall be deemed to be $409,000,000. Consolidated Adjusted EBITDA for any fiscal quarter ending during the first twelve months after the Effective Date will be calculated on a pro forma basis to give effect to credits projected by the Borrower with respect to combined pension and other post-employment benefits.

“Consolidated Cash Interest Expense” means, for any period, the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income (loss) of the Borrower and the Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided that (a) the net income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or other distributions actually paid in cash to the Borrower or any Restricted Subsidiary during such period, (b) the net loss of any such Person will be included only to the extent such loss is funded in cash by the Borrower or a Restricted Subsidiary during such period and (c) the income or loss of any Person will be excluded to the extent such income or loss is accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Borrower or any Subsidiary or the date that such Person’s assets are acquired by the Borrower or any Subsidiary.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Core Verizon Agreements” means the Publishing Agreement, the Non-Competition Agreement, the Branding Agreement and the Tax Sharing Agreement.

“Debt Issuance” means the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness in reliance on Section 6.01(xxii) to the extent the Net Proceeds of such Indebtedness are not applied by the Borrower or a Restricted Subsidiary to fund a Permitted Acquisition within 60 days of the incurrence thereof.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that defaults in its obligation to fund Loans or any Issuing Bank that defaults in its obligation to issue Letters of Credit.

“Designated Equity Proceeds Use” means the application of Equity Proceeds (a) to consummate a Permitted Acquisition pursuant to Section 6.04(g), (b) to make an Investment pursuant to Section 6.04(d) or (v), (c) to make Capital Expenditures for additions to property, plant and equipment of the Borrower and its Subsidiaries, (d) to make Restricted Payments pursuant to Section 6.08(a)(ix) or (e) to make Repurchase Expenditures in connection with Optional Repurchases pursuant to Section 6.08(b)(iii).

“Determination Date” means any date on which the amount of Available Cash or Available Distributable Cash is determined hereunder.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disinterested Director” has the meaning assigned to such term in Section 6.09.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is six months after the Tranche B Maturity Date; provided, however, that only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such dates shall be deemed to be Disqualified Stock; provided further that any such Equity Interests (including any options, warrants or other rights in respect thereof) issued or sold as compensation and held by future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Subsidiaries or family members or relatives thereof, or trusts, partnerships or limited liability companies for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives shall not constitute Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interests that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower or any of its Restricted Subsidiaries to repurchase such Equity Interests upon the occurrence of a change of control or a sale of all or substantially all its assets will not constitute Disqualified Stock if the terms of such Equity Interest provide that the Borrower or any Restricted Subsidiary may not repurchase or redeem any such Equity Interest pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. Subject to the preceding provisos, the term “Disqualified Stock” will also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is six months after the Tranche B Maturity Date.

“Distribution Agreement” means the Distribution Agreement dated as of November 15, 2006, between the Borrower and Verizon.

“Dividend Suspension Period” means any period (a) commencing on the first day following the Effective Date (or, if applicable, following the last day of the most recently completed Dividend Suspension Period) on which the Leverage Ratio is greater than 7.00 to 1.00 and (b) ending on the first date thereafter on which the Borrower delivers financial statements pursuant to Section 5.01(a) or (b) demonstrating that the Leverage Ratio is equal to or less than 7.00 to 1.00 as of the last day of the most recent fiscal quarter covered by such financial statements.

“Documents” has the meaning assigned to such term in the Collateral Agreement.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States of America or any State thereof or the District of Columbia.

“dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Employee Matters Agreement” means the Employee Matters Agreement dated as of November 17, between Verizon and the Borrower.

“Environmental Laws” means all applicable federal, state, and local laws (including common law), regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and binding agreements with any Governmental Authority in each case, relating to protection of the environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” means any liability, claim, action, suit, judgment or order under or relating to any Environmental Law for any damages, injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those arising from or relating to: (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the presence or Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person of whatever nature, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt security that is convertible into, or exchangeable for, any of the foregoing.

“Equity Proceeds” means the Net Proceeds received by the Borrower after the Effective Date or from the issuance and sale (other than to any Subsidiary) of its

Equity Interests other than Disqualified Stock, but excluding any amounts received pursuant to the Distribution Agreement or any other Core Verizon Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly owned Subsidiary, (b) any Subsidiary that is prohibited by applicable law from guaranteeing the Obligations, (c) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (d) any Foreign Subsidiary and (e) any Insignificant Subsidiary.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or net profits, or capital taxes or net worth taxes imposed in lieu of net income or net profits taxes by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or by any jurisdiction by reason of any connection between such jurisdiction and the Administrative Agent, Lender, Issuing Bank or recipient (other than arising solely from the Loan Documents), (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), (i) any withholding tax that is in effect at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (A) such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a) or (B) such Taxes are imposed as a result of a change in applicable laws, statutes, regulations, treaties or the official interpretation or application thereof, including administrative pronouncements and judicial decisions, occurring after the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or (ii) any tax that is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).

“Expanded Core Verizon Agreements” means the Distribution Agreement, the Publishing Agreement, the Non-Competition Agreement, the Branding Agreement, the Intellectual Property Agreement, the Tax Sharing Agreement, the Employee Matters Agreement, the Listings License Agreement, the Billing and Collection Agreement, the Long Term Incentive Plan and the Transition Services Agreement.

“Fair Market Value” means a price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by a Financial Officer of the Borrower, whose determination will be conclusive if evidenced by an officer’s certificate.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant” means the covenant set forth in Section 6.13.

“Financial Officer” means the chief financial officer, the principal accounting officer, the treasurer or the controller of the Borrower or any assistant treasurer or assistant controller of the Borrower designated in writing by the chief financial officer, principal accounting officer, treasurer or controller of the Borrower for so long as such designation is effective in accordance with its terms.

“Financing Transactions” means (a) the execution, delivery and performance by the Borrower and each Loan Party of the Loan Documents to which it is to be a party, the borrowing or issuance of Loans, the use of any proceeds thereof on the Effective Date and the issuance of Letters of Credit hereunder and (b) the execution, delivery and performance by each Loan Party of the Senior Unsecured Note Documents to which it is to be a party and the issuance of the Senior Unsecured Notes.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantors” means the Subsidiary Loan Parties.

“Hazardous Materials” means (i) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos or asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances; or (ii) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any applicable Environmental Law.

“Indebtedness” of any Person means, on any date, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale agreements relating to property acquired by such Person reflected as a liability on a balance sheet of such Person in accordance with GAAP (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP), (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business and (ii) any earn-out obligation reflected as a liability on the balance sheet of such Person (or, if no such balance sheet of such Person has been prepared as of such date, as would be reflected as a liability on such balance sheet in accordance with GAAP)), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of other Persons, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (j) all obligations of such Person under Swap Agreements, after giving effect to applicable netting arrangements. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the Fair Market Value of the property encumbered thereby.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Information Memorandum” means the Confidential Information Memorandum dated October 2006, as modified or supplemented prior to the Effective Date, relating to the Borrower and the Transactions.

“Initial Lender” means Verizon.

“Insignificant Subsidiary” means any Subsidiary of the Borrower that (a) neither (i) has total assets of with a book value of $5,000,000 or more nor (ii) had revenues for the period of four fiscal quarters most recently completed of $5,000,000 or more and (b) is designated by the Borrower as an “Insignificant Subsidiary”; provided that (A) the book value of all assets of all Insignificant Subsidiaries may not in the aggregate exceed $25,000,000 and (B) the revenues of all Insignificant Subsidiaries for the period of four fiscal quarters most recently completed may not in the aggregate exceed $25,000,000.

“Instrument” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Intellectual Property Agreement” means the Intellectual Property Agreement dated as of the Effective Date between Verizon and the Borrower.

“Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense of such Person and its subsidiaries for such period, whether paid or accrued, including, without limitation, original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Swap Agreements, but excluding the amortization or write-off of debt issuance costs; plus

(b) the consolidated interest of such Person and its subsidiaries that was capitalized during such period; plus

(c) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its subsidiaries or secured by a Lien on assets of such Person or one of its subsidiaries, whether or not such Guarantee or Lien is called upon;

in each case determined on a consolidated basis in accordance with GAAP.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or 12 months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (c) until the date that is 30 days after the Effective Date, Eurodollar Borrowings may only have Interest Periods of one month’s duration. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means purchasing, holding or acquiring (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interest, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, or making or permitting to exist any loans or advances (other than commercially reasonable extensions of trade credit) to, guaranteeing any obligations of, or making or permitting to exist any investment in, any other Person, or purchasing or otherwise acquiring (in one transaction or a series of transactions) any assets of any Person constituting a business unit. The amount, as of any date of determination, of any Investment shall be the original cost of such Investment minus the amount, as of such date, of any portion of such Investment repaid to the investor in cash or property as a repayment of principal or a return of capital (including pursuant to any sale or disposition of such Investment), as the case may be. In determining the amount of any Investment or repayment involving a transfer of any property other than cash, such property shall initially be valued at its Fair Market Value at the time of such transfer.

“Issuing Banks” means JPMorgan Chase Bank, N.A. and any other Revolving Lender designated as an Issuing Bank pursuant to Section 2.05(i), in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lenders” means the Initial Lender and each Revolving Lender, each Tranche A Lender and each Tranche B Lender listed on Schedule 2.01 and any other Person that shall have become a party hereto in accordance with the terms hereof pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto in accordance with the terms hereof pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date minus the amount of cash and Permitted Investments of the Borrower and the Restricted Subsidiaries on such date, excluding cash and Permitted Investments (i) subject to any consensual Lien (other than Liens referred to in Section 6.02(a)(i), Section 6.02(a)(viii) or Section 6.02(a)(ix)) or (ii) subject to any other contractual restriction specifically requiring the application thereof or of the proceeds thereof to a particular use other than the repayment of Indebtedness to (b) Consolidated Adjusted EBITDA for the most recently ended period of four consecutive fiscal quarters of the Borrower.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period in an amount comparable to such Eurodollar Borrowing. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits and for a maturity comparable to such Interest Period in an amount comparable to such Eurodollar Borrowing are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Listings License Agreement” means the Listings License Agreement dated as of November 17, 2006, between Idearc Media Corp. and certain subsidiaries of Verizon parties thereto.

“Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Loan Documents” means this Agreement and the Security Documents.

“Loan Parties” means the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Long Term Incentive Plan” means the Long Term Incentive Plan of the Borrower.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability. For purposes of determining the Long-Term Indebtedness of the Borrower and the Restricted Subsidiaries, Indebtedness of the Borrower or any Restricted Subsidiary owed to the Borrower or a Restricted Subsidiary shall be excluded.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, or financial condition of the Borrower and the Subsidiaries, taken as a whole, excluding any material adverse effect (i) consisting of the announcement or consummation of the Transactions (including all effects on the business, assets or financial condition of the Borrower and its Subsidiaries that occur or arise to the extent such effects are a direct result of the Transactions), (ii) consisting of the entry into the Expanded Core Verizon Agreements or (iii) resulting directly from the taking of any action required by any Expanded Core Verizon Agreement or (b) the validity or enforceability of, or the rights and remedies, taken as a whole, of the Administrative Agent, the Lenders or the Issuing Banks under, the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), including obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any

Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Material Subsidiary” means any Subsidiary, including its subsidiaries, which meets any of the following conditions: (a) the Borrower’s and the other Subsidiaries’ investments in and advances to such Subsidiary exceed 5% of the consolidated total assets of the Borrower and the Subsidiaries as of the end of the most recently completed fiscal year, (b) the consolidated assets of such Subsidiary exceed 5% of the consolidated total assets of the Borrower and the Subsidiaries as of the end of the most recently completed fiscal year or (c) the consolidated pre-tax income from continuing operations of such Subsidiary for the most recently ended period of four consecutive fiscal quarters exceeds 5% of the consolidated pre-tax income from continuing operations of the Borrower and the Subsidiaries for such period.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means any mortgage, deed of trust, assignment of leases and rents or other security document granting a Lien on any real property and improvements thereto to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent and the Borrower.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 3.05, and includes each other parcel of real property and improvements thereto owned by a Loan Party with respect to which a Mortgage is granted pursuant to Section 5.12.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, (a) with respect to any Asset Disposition, the aggregate cash proceeds (including (x) payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) and (y) any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Disposition) received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Disposition, net of (i) the direct costs relating to such Asset Disposition and the sale or other disposition of any such non-cash consideration, including legal, accounting, investment banking and brokerage fees and sales commissions and any relocation expenses incurred as a result thereof, (ii) Taxes paid or payable as a result thereof, in each case, after taking into account any available Tax credits or deductions and any Tax sharing arrangements (including, in respect of any proceeds received in connection with an Asset Disposition of any asset of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would be payable in cash if such funds were repatriated to the United States), (iii) amounts required to be applied to the repayment of Indebtedness or other liabilities secured by a Lien on the asset or assets that were the subject of such Asset Disposition or required to be paid as a result of such Asset Disposition, (iv) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP, (v) in the case of any

Asset Disposition by a Restricted Subsidiary of the Borrower, payments to holders of Equity Interests in such Restricted Subsidiary in such capacity (other than such Equity Interests held by the Borrower or any Restricted Subsidiary) to the extent that such payment is required to permit the distribution of such proceeds in respect of the Equity Interests in such Restricted Subsidiary held by the Borrower or such Restricted Subsidiary and (vi) appropriate amounts to be provided by the Borrower or its Restricted Subsidiaries as a reserve against liabilities associated with such Asset Disposition, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Disposition, all as determined in accordance with GAAP; provided that (a) any excess amounts set aside for payment of Taxes pursuant to clause (ii) above that are remaining after such Taxes have been paid in full or the statute of limitations therefor has expired and (b) the amount of any release or reversal of a reserve pursuant to clause (vi), will, in each case when no longer so held, become Net Proceeds; and

(b) with respect to any Debt Issuance by the Borrower or any Restricted Subsidiary, the aggregate cash proceeds received by the Borrower or any of its Restricted Subsidiaries in respect of any Debt Issuance, net of the direct costs relating to such Debt Issuance, including, without limitation, the investment banking fees, underwriting discounts, commissions, costs and other out-of-pocket expenses and other customary expenses, incurred by the Borrower or such Restricted Subsidiary (or, in the case of Taxes, any member thereof) in connection with such incurrence or issuance and, in the case of Indebtedness of any Foreign Subsidiary, deductions in respect of withholding taxes that are or would otherwise be payable in cash if such funds were repatriated to the United States.

“Non-Competition Agreement” means the Non-Competition Agreement dated as of the Effective Date, between the Borrower and Verizon.

“Non-Consenting Lender” means any Lender that withholds its consent to any proposed amendment, modification or waiver to a Loan Document consented to by the Required Lenders, if such proposed amendment, modification or waiver cannot become effective under Section 9.02 without the consent of such Lender.

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Offer to Repay” means an offer by the Borrower to repay all or a specified portion of Term Loans at par (and to pay accrued and unpaid interest on any principal amount of Term Loans repaid pursuant to such offer), which offer is made pursuant to and in accordance with the provisions of Section 2.11(f).

“Optional Repurchase” means, with respect to any outstanding Indebtedness, any optional or voluntary repurchase, redemption or prepayment made in cash of such Indebtedness, the related payment in cash of accrued interest to the date of such repurchase, redemption or prepayment on the principal amount of such Indebtedness repurchased, redeemed or prepaid, the payment in cash of associated premiums (whether voluntary or mandatory) on such principal amount and the cash payment of other fees and expenses incurred in connection with such repurchase, redemption or prepayment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, any Loan Document.

“Participant” has the meaning set forth in Section 9.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D to the Collateral Agreement or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition (by merger, consolidation or otherwise) by the Borrower or a Subsidiary Loan Party of all or substantially all the assets of, or all the Equity Interests in, a Person or division or line of business of a Person, if (a) immediately after giving effect thereto, no Default has occurred and is continuing or would result therefrom, (b) each Subsidiary resulting from such acquisition (and which survives such acquisition) other than any Foreign Subsidiary, shall (except to the extent the terms of any Indebtedness of such Subsidiary which is permitted pursuant to Section 6.01(a)(vii) limit the ability of such Subsidiary to become a Subsidiary Loan Party) be a Subsidiary Loan Party and the Equity Interests of each such Subsidiary shall be owned directly by the Borrower and/or Subsidiary Loan Parties and shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Agent) after such acquisition shall be) pledged pursuant to the Collateral Agreement (subject to the limitations of the pledge of Equity Interests of Foreign Subsidiaries set forth in the definition of “Collateral and Guarantee Requirement”), (c) except to the extent the terms of any Indebtedness of such Subsidiary which is permitted pursuant to Section 6.01(a)(vii) limit the ability of such Subsidiary to satisfy the Guarantee and Collateral Requirement, the Collateral and Guarantee Requirement shall have been (or within 10 Business Days (or such longer period as may be acceptable to the Agent) after such acquisition shall be) satisfied with respect to each such Subsidiary, (d) the Borrower and the Subsidiaries are in Pro Forma Compliance, after giving effect to such acquisition and (e) in the case of any such acquisition for aggregate consideration in excess of $100,000,000, the Borrower has delivered to the Agent an officer’s certificate to the effect set forth in clauses (a) and (d) above, together with all relevant financial information for the Person or assets acquired and reasonably detailed calculations demonstrating satisfaction of the requirement set forth in clause (d) above.

“Permitted Additional Debt” means Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this

Agreement), in each case, prior to the date that is six months after the Tranche B Maturity Date and (ii) is not secured, directly or indirectly, by any assets of the Borrower or any Restricted Subsidiary.

“Permitted Asset Swap” means any transfer of properties or assets by the Borrower or any of its Restricted Subsidiaries in which at least 90% of the consideration received by the transferor consists of properties or assets (other than cash) that will be used in a Permitted Business; provided that (a) the aggregate Fair Market Value of the property or assets being transferred by the Borrower or such Restricted Subsidiary is not greater than the aggregate Fair Market Value of the property or assets received by the Borrower or such Restricted Subsidiary in such exchange and (b) the aggregate Fair Market Value of all property or assets transferred by the Borrower and any of its Restricted Subsidiaries in any such transfer, together with the cumulative aggregate Fair Market Value of property or assets transferred in all prior Permitted Asset Swaps, does not exceed 15% of the Borrower’s consolidated net revenues for the prior fiscal year.

“Permitted Business” means any businesses or business activity conducted by the Borrower or any Subsidiary on the Effective Date and any business or business activity reasonably incidental or ancillary thereto, or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes, assessments or governmental charges which are not delinquent for a period of more than 60 days or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, landlord’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.05;

(c) (i) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (ii) Liens incurred in the ordinary course of business securing insurance premiums or reimbursement obligations under insurance policies and (iii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by the Borrower or any of its Restricted Subsidiaries to support the payment of the items set forth in clauses (i) and (ii) of this clause (c);

(d) (i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business and (ii) Liens securing obligations in respect of letters of credit or bank guarantees that have been posted by a Borrower or any of its Restricted Subsidiaries to support the payment of items set forth in clause (i) of this clause (d);

(e) judgment liens in respect of judgments or attachments that do not constitute an Event of Default under clause (j) of Article VII; and

(f) easements, zoning restrictions, rights-of-way, restrictive covenants, irregularities in title and similar encumbrances on real property imposed by law or arising in the ordinary course of business that are not substantial in amount and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Restricted Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means (a) securities issued or fully guaranteed or insured by the United States government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers’ acceptances of (i) any Lender or Affiliate thereof or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or any successor rating agency or at least P-2 or the equivalent thereof by Moody’s or any successor rating agency (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (c) commercial paper rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s (or if at such time neither is issuing ratings, then a comparable rating of such other nationally recognized rating agency as shall be approved by the Administrative Agent in its reasonable judgment), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act, (e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above and (f) investments similar to any of the foregoing denominated in foreign currencies approved by the board of directors of the Borrower, in each case provided in clauses (a), (b), (c) and (f) above only, maturing within twelve months after the date of acquisition.

“Permitted Subordinated Indebtedness” means Indebtedness of the Borrower which (i) does not mature, and is not subject to mandatory repurchase, redemption or amortization (other than pursuant to customary asset sale or change in control provisions requiring redemption or repurchase only if and to the extent then permitted by this Agreement), in each case, prior to the date that is six months after the Tranche B Maturity Date, (ii) is not secured, directly or indirectly, by any assets of the Borrower or any Restricted Subsidiary, (iii) is not exchangeable or convertible into Indebtedness of the Borrower or any Restricted Subsidiary (other than Indebtedness which would qualify as “Permitted Subordinated Indebtedness” hereunder) or Disqualified Stock and (iv) is, together with any Guarantee thereof by any Restricted

Subsidiary (a “Permitted Subordinated Guarantee”), subordinated to the Obligations pursuant to subordination provisions that are no less favorable to the Lenders than those applicable to offerings of “high yield” subordinated debt by similar issuers of similar debt at or about the same time or pursuant to other subordination provisions on terms reasonably satisfactory to the Administrative Agent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock” means, with respect to any Person, any Equity Interests in such Person that have preferential rights to any other Equity Interests in such Person with respect to dividends or redemptions upon liquidation.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Principal Issuing Bank” means an Issuing Bank that, at the time of determination, has outstanding Letters of Credit in an aggregate face amount in excess of $25,000,000.

“Pro Forma Compliance” means, with respect to any event, that the Borrower is in pro forma compliance with the Financial Covenant recomputed as if the event with respect to which Pro Forma Compliance is being tested had occurred on the first day of each relevant period with respect to which current compliance with the Financial Covenant would be determined (for example, in the case of the Financial Covenant based on Consolidated Adjusted EBITDA, as if such event had occurred on the first day of the four fiscal quarter period ending on the last day of the most recent fiscal quarter in respect of which financial statements have been delivered pursuant to Section 5.01(a) or (b)). Pro forma calculations made pursuant to this definition that require the calculation of Consolidated Adjusted EBITDA on a pro forma basis will be made in accordance with the last paragraph of the definition of such term, except that, when testing Pro Forma Compliance with respect to any acquisition or disposition, references to Material Acquisition and Material Disposition in such last paragraph will be deemed to include such acquisition and disposition.

“Projections” has the meaning assigned to such term in Section 3.11.

“Publishing Agreement” means the Publishing Agreement dated as of the Effective Date between the Borrower and Verizon.

“Refinancing Indebtedness” means Indebtedness issued or incurred (including by means of the extension or renewal of existing Indebtedness) to extend, renew, refinance, replace, defease or refund, or in exchange for existing Indebtedness (“Refinanced Debt”); provided that (i) such extending, renewing, refinancing, replacing, defeasing or refunding such Indebtedness is in an original aggregate principal amount not greater than the aggregate principal amount of, and unpaid interest on, the Refinanced Debt plus the amount of any premiums paid thereon and fees and expenses associated therewith, (ii) such Indebtedness has an equal or later final maturity and an equal or longer Weighted Average Life than the Refinanced Debt, (iii) if the Refinanced Debt or any Guarantees thereof are subordinated to the Obligations, such Indebtedness and Guarantees thereof are subordinated to the Obligations on terms no less favorable in any material respect to the holders of the Obligations than the subordination terms of such Refinanced Debt or Guarantees thereof (and no Loan Party that has not guaranteed such Refinanced Debt Guarantees such Indebtedness), (iv) if such Refinanced Debt or any Guarantees thereof are secured, such Indebtedness and any Guarantees thereof are either unsecured or secured only by such assets as secured the Refinanced Debt and Guarantees thereof, (vii) if such Refinanced Debt and any Guarantees thereof are unsecured, such Indebtedness and Guarantees thereof are also unsecured, (v) such Indebtedness is issued only by the issuer of such Refinanced Indebtedness and (vi) such Indebtedness is incurred not more than 90 days prior to and not more than 90 days after the date on which such Refinanced Debt is repaid, extended or renewed.

“Refinancing Term Loans” has the meaning assigned to such term in Section 2.20.

“Register” has the meaning set forth in Section 9.04.

“Regulation S-X” means Regulation S-X adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the Effective Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, Controlling Persons and advisors of such Person and of each of such Person’s Affiliates.

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Replacement Assets” means (a) non-current assets (including any such assets acquired by capital expenditures) that will be used or useful in a Permitted Business or (b) substantially all the assets of a Permitted Business or the voting stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Subsidiary Loan Party.

“Repurchase Expenditures” means, with respect to any Optional Repurchase, the aggregate amount of expenditures made or required to be made to effect such Optional Repurchase, including without limitation payments on account of principal, premium and fees payable to holders of the Indebtedness purchased or reacquired in connection with such Optional Repurchase, but excluding payments representing accrued interest to the date of such Optional Repurchase and excluding fees and expenses paid to third parties in connection therewith.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments representing more than 50% of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at such time.

“Responsible Officer” means (a) the chief executive officer and/or the president of the Borrower, (b) the chief operating officer of the Borrower, (c) any Financial Officer, (d) the general counsel of the Borrower and (e) any vice president of the Borrower who has been designated in writing as a Responsible Officer by the chief executive officer or the president of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation, termination or amendment of any Equity Interests in the Borrower or any Restricted Subsidiary or of any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary other than a distribution pursuant to the Tax Sharing Agreement.

“Restricted Subsidiary” means any Subsidiary that is not an Unrestricted Subsidiary.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $250,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (a) of Section 2.01.

“Revolving Maturity Date” means November 17, 2011, or, if such day is not a Business Day, the next preceding Business Day.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Parties” has the meaning assigned to such term in the Collateral Agreement.

“Security Documents” means the Collateral Agreement, the Aircraft Security Agreements, if any, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 or pursuant to the Collateral Agreement to secure any of the Obligations.

“Senior Unsecured Note Documents” means the Senior Unsecured Note Indenture and all other instruments, agreements and other documents evidencing or governing the Senior Unsecured Notes or providing for any Guarantee or other right in respect thereof.

“Senior Unsecured Note Indenture” means the Senior Unsecured Notes Indenture dated as of November 17, 2006 among the Borrower, each of the guarantors named therein and U.S. Bank National Association, as trustee.

“Senior Unsecured Notes” means the Borrower’s Senior Unsecured Notes due 2016 issued on the Effective Date in the aggregate principal amount of $2,850,000,000, and includes any “Exchange Notes” (as defined in the Senior Unsecured Note Documents) registered with the SEC and exchanged for unregistered Senior Unsecured Notes.

“Special Distribution” means a cash distribution paid by the Borrower to Verizon in an amount not to exceed $2,500,000,000 in partial consideration for the contribution by Verizon to the Borrower of all the outstanding Equity Interests in VIS and other assets and business composing the Acquired Business.

“Specified Asset” means owned real property, Aircraft and patents, trademarks, trade names, copyrights and other intellectual property.

“Spin-Off” means the acquisition by the Borrower of the Acquired Business from Verizon in exchange for the issuance or transfer to Verizon of common stock of the Borrower, the Senior Unsecured Notes, the Tranche B Term Loans made by the Initial Lender and the Special Distribution and the distribution by Verizon of the Borrower’s common stock to the common shareholders of Verizon, in each case pursuant to the Distribution Agreement.

“Statutory Reserve Rate” means a fraction (expressed as a decimal carried to the sixth decimal place), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any subsidiary of the Borrower. For purposes of the representations and warranties made herein on (and the conditions to borrowing on) the Effective Date, the Spin-Off shall be assumed to have already been consummated.

“Subsidiary Loan Party” means any Subsidiary that is a party to the Collateral Agreement.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination values determined in accordance therewith, such termination values and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Tax Sharing Agreement” means the Tax Sharing Agreement dated as of the Effective Date, between the Borrower and Verizon.

“Taxes” means any and all present or future taxes (including documentary taxes), levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loans” means the Tranche A Term Loans and the Tranche B Term Loans.

“Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness of the Borrower and its Restricted Subsidiaries outstanding as of such date, determined on a consolidated basis in accordance with GAAP and which would be reflected as long-term debt or short-term debt on a consolidated balance sheet of the Borrower in accordance with GAAP if such balance sheet were prepared on such date. Total Indebtedness shall in all cases be calculated without giving effect to Statement of Financial Accounting Standards No. 133.

“Tranche A Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche A Term Loan hereunder on the Effective Date, expressed as an amount representing the principal amount of the Tranche A Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche A Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche A Commitment, as applicable. The initial aggregate principal amount of the Lenders’ Tranche A Commitments is $1,515,000,000.

“Tranche A Lender” means a Lender with a Tranche A Commitment or an outstanding Tranche A Term Loan.

“Tranche A Maturity Date” means November 17, 2013, or, if such day is not a Business Day, the next preceding Business Day.

“Tranche A Term Loan” means a Loan referred to in clause (b) of Section 2.01.

“Tranche B Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Tranche B Term Loan hereunder on the Effective Date, expressed as an amount representing the principal amount of the Tranche B Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Tranche B Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Tranche B Commitment, as applicable. The initial aggregate principal amount of the Lenders’ Tranche B Commitments is $4,750,000,000.

“Tranche B Lender” means a Lender with a Tranche B Commitment or an outstanding Tranche B Term Loan.

“Tranche B Maturity Date” means November 17, 2014, or, if such day is not a Business Day, the next preceding Business Day.

“Tranche B Term Loan” means a Loan referred to in clause (c) of Section 2.01.

“Transactions” means the Spin-Off and the Financing Transactions.

“Transition Services Agreement” means the Transition Services Agreement dated as of the Effective Date, between the Borrower and Verizon.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted Subsidiaries” means any Subsidiary of the Borrower that has been designated as an Unrestricted Subsidiary by the Borrower pursuant to and in compliance with Section 6.14. No Unrestricted Subsidiary may own any Equity Interests of VIS or of any Restricted Subsidiary.

“Verizon” means Verizon Communications Inc., a Delaware corporation.

“VIS” means Verizon Information Services LLC, a Delaware limited liability company, the Equity Interests of which will be transferred to the Borrower in connection with the Spin-Off and which, on the Effective Date, will be a wholly owned Subsidiary of the Borrower.

“Weighted Average Life” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(b) the then outstanding principal amount of such Indebtedness.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof (including any definition) to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Upon any such request for an amendment, the Borrower, the Required Lenders and the Administrative Agent agree to consider in good faith any such amendment in order to amend the provisions of this Agreement so as to reflect equitably such accounting changes so that the criteria for evaluating the Borrower’s financial condition shall be the same after such accounting changes as if such accounting changes had not occurred.

ARTICLE II

The Credits

SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not (after giving effect to any concurrent use of the proceeds thereof to repay Swingline Loans or LC Disbursements) result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided, however, that Revolving Loans will be available on the Effective Date in an aggregate principal amount not in excess of $10,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Tranche A Lender agrees to make a Tranche A Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche A Commitment. Amounts repaid or prepaid in respect of Tranche A Term Loans may not be reborrowed.

(c) Subject to the terms and conditions set forth herein, each Tranche B Lender agrees to make a Tranche B Loan to the Borrower on the Effective Date in a principal amount not exceeding its Tranche B Commitment. The Initial Lender’s obligation to make Tranche B Loans to the Borrower shall be satisfied by its transfer of the Acquired Business to the Borrower as contemplated by the Distribution Agreement. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 30 Eurodollar Borrowings outstanding (or, if any loans established pursuant to Section 2.21 are outstanding, 40 Eurodollar Borrowings).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, the Tranche A Maturity Date or the Tranche B Maturity Date or the final maturity date with respect to any class of loans established pursuant to Section 2.21, as applicable.

SECTION 2.03. Requests for Revolving Borrowings. To request funding of a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” copy or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender in the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. The Borrower shall, not later than 2:00 p.m., New York City time, on the third Business Day prior to the Effective Date give notice to the Administrative Agent, in the manner specified for a Borrowing Request above, of the information specified in clauses (iii) through (v) above with respect to the Term Loans to be issued or made on the Effective Date; provided that any Tranche B Term Loans made on the Effective Date shall be Eurodollar Borrowings with an Interest Period of one month’s duration.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request the funding of a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by email of a “pdf” copy or telecopy), not later than 2:00 p.m., New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Swingline Loan to the extent that doing so would cause the Revolving Exposure of such Lender to exceed such Lender’s Revolving Commitment. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in dollars for its own account or the account of any Subsidiary, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank on the Effective Date and, at any time and from time to time during the Revolving Availability

Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. If any letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, an Issuing Bank relating to any Letter of Credit includes representations and warranties, covenants and/or events of default that do not contain the materiality qualifiers, exceptions or thresholds that are applicable to the analogous provisions of this Agreement or the other Loan Documents, or are otherwise more restrictive, the relevant qualifiers, exceptions and thresholds contained herein shall be incorporated therein or, to the extent more restrictive, shall be deemed for purposes of such application or agreement to be the same as the analogous provisions herein. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the account of any Subsidiary, to the fullest extent permitted by applicable law, it will be fully responsible for the reimbursement of LC Disbursements, the payment of interest thereon and the payment of participation fees and other fees due hereunder to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving to the fullest extent permitted by applicable law any defenses that might otherwise be available to it as a guarantor of the obligations of any other Subsidiary that shall be a joint account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication (including email), if arrangements for doing so have been approved by such Issuing Bank) to an Issuing Bank and the Administrative Agent (no less than three Business Days (or such lesser period of time as such Issuing Bank and the Administrative Agent may agree) in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided, however, that (A) Letters of Credit may, on customary terms, provide for automatic renewals and extensions thereof, unless prior notice of non-renewal is given by the applicable Issuing Bank, for periods not in excess of one year so long as no renewal would extend beyond the date specified in clause (ii) of this sentence and (B) with the consent of the applicable Issuing Bank and the Administrative Agent, Letters of Credit with a term longer than one year shall be permitted so long as such term would not extend beyond the date specified in clause (ii) of this sentence.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that no Lender shall be required to acquire a participation in any Letter of Credit to the extent that doing so would cause the Revolving Exposure of such Lender to exceed such Lender’s Revolving Commitment.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 12:00 noon, New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 12:00 noon, New York City time, on the day of receipt or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the relevant Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the relevant Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section, to the fullest extent permitted by applicable law, shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the provisions of this Section 2.05(f) shall not be construed to excuse the applicable Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that (i) are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) result from such Issuing Bank’s wilful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the applicable Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by it. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by email of a “pdf” copy or telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation hereunder to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Addition and Replacement of an Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing

Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. A Revolving Lender may become an additional Issuing Bank hereunder pursuant to a written agreement among the Borrower, the Administrative Agent and such Revolving Lender pursuant to which the Borrower designates such Revolving Lender as an Issuing Bank hereunder. The Administrative Agent shall notify the Revolving Lenders of any such additional Issuing Bank.

(j) Cash Collateralization. If any Event of Default under clauses (h) or (i) of Article VII shall occur and be continuing or if the Loans have been accelerated pursuant to Article VII as a result of any other Event of Default, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11(b). Each such deposit under this Section or Section 2.11(b) shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement, and the Borrower hereby grants to the Agent, for the benefit of the Lenders, the Issuing Banks and the Agent, a security interest in all funds and investments from time to time in such account, and in the proceeds thereof, to secure the Loan Document Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse an Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy Loan Document Obligations in accordance with Section 5.02 of the Collateral Agreement. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.11(b), such amount (together with any earnings thereon) (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amount thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement (which confirmation shall be delivered by the Administrative Agent within three Business Days following any request therefor), (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iii) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

SECTION 2.06. Funding of Borrowings. (a) Each Revolving Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to

ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) Nothing in this Section 2.06 shall be deemed to relieve any Lender from its obligations to fulfill its Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of a default by such Lender under this Agreement.

SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request or as designated pursuant to Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or as designated pursuant to Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender in the relevant Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Revolving Commitments shall terminate on the Revolving Maturity Date and (ii) the Tranche A Commitments and Tranche B Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date.

(b) The Borrower may at any time, without premium or penalty, terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments to the extent that, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the

Commitments shall be made ratably among the Lenders in accordance with the relative amounts of their individual Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Term Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be conclusive evidence of the existence and amounts of the obligations recorded therein, absent demonstrable error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably satisfactory to the Administrative Agent and the Borrower; provided that, in order for any such promissory note to be delivered on the Effective Date, the request therefor shall be delivered no later than two Business Days prior to the Effective Date. Such promissory note shall state that it is subject to the provisions of this Agreement. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche A Term Borrowings on each date set forth below in the amount equal to the percentage set forth opposite such date multiplied by the aggregate principal amount of Tranche A Term Loans made on the Effective Date:

Year	Percentage
Last day of March, June, September and December during the fiscal year ended December 31, 2009	1.25%
Last day of March, June, September and December during the fiscal year ended December 31, 2010	2.5%
Last day of March, June, September and December during the fiscal year ended December 31, 2011	3.75%
Last day of March, June, September and December during the fiscal year ended December 31, 2012	5.00%
Last day of March, June and September during the fiscal year ended December 31, 2013	12.50%
Tranche A Maturity Date	12.50%

(b) Subject to adjustment pursuant to paragraph (d) of this Section, the Borrower shall repay Tranche B Term Borrowings (i) on the last day of March, June, September and December of each year, commencing on March 31, 2007, in an amount equal to 0.25% of the aggregate principal amount of the Tranche B Term Loans issued on the Effective Date and (ii) on the Tranche B Maturity Date in an amount equal to the aggregate principal amount of the Tranche B Term Loans then outstanding.

(c) To the extent not previously paid, (i) all Tranche A Term Loans shall be due and payable on the Tranche A Maturity Date and (ii) all Tranche B Term Loans shall be due and payable on the Tranche B Maturity Date.

(d) Any mandatory prepayment of a Tranche A Term Borrowing or a Tranche B Term Borrowing shall be applied to reduce the next four scheduled repayments of the Tranche A Term Borrowings or the Tranche B Term Borrowings, as the case may be, and then on a pro rata basis to the remaining installments to be made pursuant to this Section ratably, in accordance with the amounts thereof. Any optional prepayment of Tranche A Term Borrowings or Tranche B Term Borrowings shall be applied to reduce the scheduled repayments of the Tranche A Term Borrowings or Tranche B Term Borrowings, as the case may be, in such manner and in such order as the Borrower specifies in the applicable notice of prepayment. For the avoidance of doubt, the Borrower may make optional prepayments of Tranche A Term Borrowings without making a pro rata prepayment of Tranche B Term Borrowings and may make optional prepayments of Tranche B Term Borrowings without making a pro rata prepayment of Tranche A Term Borrowings.

(e) Prior to any repayment of any Term Borrowings hereunder, including pursuant to an Offer to Repay, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by email of a “pdf” copy or telecopy) of such selection not later than 11:00 a.m., New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty (but subject to Section 2.16), in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $1,000,000 (or $500,000 or more, in the case of Swingline Loans) or, if less, the amount outstanding, subject to the requirements of this Section.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) (i) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Asset Disposition, the Borrower shall, not later than the fifth Business Day after the date on which such Net Proceeds are received, prepay Tranche A Term Borrowings and make an Offer to Repay Tranche B Term Borrowings in an aggregate principal amount equal to such Net Proceeds; provided that if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower or a Restricted Subsidiary intends to apply (or to contractually commit to apply) the Net Proceeds from such event (or a portion thereof specified in such certificate) within 365 days after receipt of such Net Proceeds to acquire Replacement Assets and certifying that no Default has occurred and is continuing, then no prepayment or Offer to Repay shall be required pursuant to this paragraph in respect of the Net Proceeds from such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 365 day period (or, if within such 365 day period the Borrower or the applicable Restricted Subsidiary shall have entered into any legally binding commitment to acquire Replacement Assets, the later of (i) the last date of such 365 day period and (ii) date that is 180 days after the entry into such legally binding commitment), at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(ii) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any Restricted Subsidiary in respect of any Debt

Issuance, the Borrower shall, not later than the fifth Business Day after the date on which such Net Proceeds are received (i) if the Leverage Ratio on such day is greater than 5.00 to 1.00, prepay Tranche A Term Borrowings and make an Offer to Repay Tranche B Term Borrowings in an aggregate principal amount equal to 100% of such Net Proceeds and (ii) if the Leverage Ratio on such day is greater than 4.00 to 1.00 but less than or equal to 5.00 to 1.00, prepay Tranche A Term Borrowings and make an Offer to Repay Tranche B Term Borrowings in an aggregate principal amount equal to 50% of such Net Proceeds. No such prepayment or Offer to Repay shall be required if the Leverage Ratio on such day is less than or equal to 4.00 to 1.00.

(d) Within five Business Days following the date on which financial statements are delivered by the Borrower pursuant to Section 5.01(a) or (b) with respect to any fiscal quarter ending during a Dividend Suspension Period, the Borrower will prepay Tranche A Term Borrowings and make an Offer to Repay Tranche B Term Borrowings in an aggregate amount equal to 50% of the amount of any increase in Available Cash during such fiscal quarter. Each such prepayment and Offer to Repay shall be made, subject to the provisions and procedures set forth in Section 2.11(f).

(e) Subject to Section 2.11(f) with respect to the right of Tranche B Lenders to decline an Offer to Repay, the aggregate amount required to be applied to prepayments and Offers to Repay in respect of any such fiscal quarter will be applied thereto on a pro rata basis, in accordance with the relative amounts of the then outstanding Term Borrowings, and prepayments will be effected initially on the date specified above and, to the extent additional prepayments are required as a result of Tranche B Lenders declining an Offer to Repay, on the date that any repayment of Tranche B Term Borrowings would be required to be made pursuant to such Offer to Repay.

(f) Any Offer to Repay required to be made pursuant to paragraph (c) or (d) of this Section shall be made by delivery of a notice to such effect to the Administrative Agent (which shall promptly deliver a copy thereof to each Lender) on the date on which such offer is required to be made. Each such notice shall specify the principal amount of Term Borrowings to which such Offer to Repay relates. Each Offer to Repay will require, and the related notice will specify, that repayments of Tranche B Term Borrowings will be made pursuant thereto on the fifth Business Day after the date on which the relevant notice was delivered to the Administrative Agent. Any Tranche B Lender may elect, by notice to the Administrative Agent by telephone (confirmed by email of a “pdf” copy or telecopy) at least one Business Day prior to the prepayment date, to decline all or any portion of any offered prepayment of its Tranche B Term Loans pursuant to this Section. The aggregate amount of the Offers to Repay that would have been applied to Tranche B Term Loans but was so declined shall, on the date that such prepayment would have been required, be applied to prepay outstanding Tranche A Term Loans and, if no Tranche A Term Loans are outstanding, may be used by the Borrower for general corporate purposes.

(g) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by email of a “pdf” copy or telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 3:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment or Offer to Repay, a reasonably detailed calculation of the amount thereof; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08; provided further that the Borrower may provide that such notice is conditioned upon the occurrence or non-occurrence of any event specified therein (including the consummation of an acquisition, sale or other similar transaction, the receipt of proceeds from the incurrence or issuance of Indebtedness or Equity Interests or the effectiveness of other credit facilities), in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment or Offer to Repay or to prepay such Borrowing in full. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest and other amounts to the extent required by Sections 2.13 and 2.16.

(h) The Borrower may defer any prepayment or Offer to Repay required by paragraph (c) of this Section until the aggregate amount of Net Proceeds required by paragraph (c) of this Section to be applied to prepay Term Borrowings equals or exceeds $50,000,000, at which time the entire amount of Net Proceeds not applied pursuant to this paragraph will be applied as provided in paragraph (c) of this Section.

SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a commitment fee, which shall accrue at a per annum rate equal to the Commitment Fee Rate on the daily unused amount of each Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender (other than a Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at a per annum rate equal to the Applicable Margin from time to time in effect for purposes of determining the interest rate applicable to Eurodollar Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.175% per annum on the amount of the average daily LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable in arrears on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 15 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Margin.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent demonstrable error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent demonstrable error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the

Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided, however, that, in the case of a notice received pursuant to clause (b) above, if the Administrative Agent is able prior to the commencement of such Interest Period to ascertain, after using reasonable efforts to poll the Lenders giving such notice, that a rate other than the Alternate Base Rate would adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period, the Administrative Agent shall notify the Borrower of such alternate rate and the Borrower may agree by written notice to the Agent prior to the commencement of such Interest Period to have the Loans included in such Borrowing bear interest for such Interest Period at an interest rate equal to such alternate rate, in which case such alternate interest rate shall apply to all the Eurodollar Loans included in the relevant Borrowing.

SECTION 2.15. Increased Costs. (a) If any Change in Law (except with respect to Taxes, which shall be governed by Section 2.17) shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or an Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time after submission by such Lender or Issuing Bank to the Borrower of a written request therefor, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or Issuing Bank setting forth in reasonable detail the matters giving rise to a claim under this Section 2.15 and the calculation of such claim by such Lender or Issuing Bank or its holding company, as the case may be, shall be delivered to the Borrower and shall be conclusive absent demonstrable error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 Business Days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment by or on behalf of the Borrower of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure by the Borrower to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(g) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall consist of an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan (but excluding the Applicable Margin), for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered promptly to the Borrower and shall be conclusive absent demonstrable error.

The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, directly or indirectly to a Governmental Authority on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A copy of a receipt or any other certificate documenting payment and reasonably acceptable to the Borrower as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent demonstrable error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender that is a Foreign Lender and is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or before the date that such Foreign Lender becomes a Lender hereunder or becomes entitled to any payments under any other Loan Document and at such times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate; provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(i) In connection with the foregoing, each Lender that is a Foreign Lender and any Issuing Bank which is not incorporated under the laws of the United States of America or any political subdivision thereof shall on or before the date that any Foreign Lender becomes a Lender hereunder or becomes entitled to any payments under any other Loan Document and at such times prescribed by applicable law:

(A) deliver to the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN (certifying that it is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country) or Form W-8ECI, or successor applicable form, as the case may be, in each case certifying that it is entitled to receive all payments hereunder or under any other Loan Document without, or at a reduced rate of withholding of any United States federal income taxes.

(B) in the case of any Foreign Lender or Issuing Bank that is claiming the so-called “portfolio interest exemption”, deliver to the Borrower, with a copy to the Administrative Agent, (I) two certificates substantially in the form of Exhibit E (any such certificate, a “U.S. Tax Compliance Certificate”) and (II) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or successor applicable form, certifying its legal entitlement at the date of such form to an exemption from U.S. withholding tax under the provisions of Section 871(h) or Section 881(c) of the Code with respect to payments to be made hereunder or under any other Loan Document;

(C) in the case of any Lender or Issuing Bank that is a non-U.S. intermediary or flow-through entity for U.S. federal income tax purposes, deliver to the Borrower and the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY and, if such intermediary or flow-through is not a “qualified intermediary” as defined in Treasury Regulation §1.1441-1(e)(5)(ii) either (I) from each of its beneficiaries or members, two duly completed copies of Internal Revenue Service Form W-8BEN (certifying that each such beneficiary or member is a resident of the applicable country within the meaning of the income tax treaty between the United States and that country), Form W-8ECI or Form W-9, or successor applicable form, as the case may be, in each case so that each such beneficiary or member is entitled to receive all payments hereunder or under any other Loan Document without, or at a reduced rate of withholding of any United States federal income taxes or (II) with respect to each beneficiary or member of such Lender or Issuing Bank that is claiming the so-called “portfolio interest exemption”, (A) two U.S. Tax Compliance Certificates certifying to such Lender’s or Issuing Bank’s legal entitlement to an exemption from U.S. withholding tax with respect to payments to be made hereunder or under any other Loan Document and (B) two U.S. Tax Compliance Certificates certifying to such beneficiary’s or member’s legal entitlement to an exemption from U.S. withholding tax with respect to payments to be made hereunder or under any other Loan Document; and

(D) upon reasonable request by the Borrower deliver to the Borrower and the Administrative Agent two further copies of any documentation (as described in paragraphs (i), (ii) or (iii) of this Section 2.17(e)) on or before the date that any such documentation expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form or certificate previously delivered.

(E) Notwithstanding any other provision of this paragraph, such Lender or Issuing Bank shall not be required to deliver any form pursuant to this paragraph that it is not legally able to deliver.

(f) If the Administrative Agent, a Lender or the Issuing Bank determines, in its sole discretion and good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent, such Lender or the Issuing Bank, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Bank in the event the Administrative Agent, such Lender or the Issuing Bank is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent, any Lender or the Issuing Bank to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to such account as the Administrative Agent shall from time to time specify in a notice delivered to the Borrower, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder (after giving effect to all applicable grace periods and cure periods, if any), such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the relative aggregate amounts of principal of and accrued interest on their Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lender or Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Lender or Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or such Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender or Issuing Bank requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or Issuing Bank or any Governmental Authority for the account of any Lender or Issuing Bank pursuant to Section 2.17, then such Lender or such Issuing Bank shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender or Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or Issuing Bank to any unreimbursed cost or expense that such Lender or Issuing Bank deems material and would not otherwise be, in the reasonable judgment of such Lender or Issuing Bank, materially disadvantageous to such Lender or Issuing Bank. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or Issuing Bank in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, (iii) any Lender becomes a Defaulting Lender or (iv) any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, each Principal Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and such Lender shall be released from all obligations hereunder and (iii) in the case of any such assignment resulting from the status of such Lender as a Non-Consenting Lender, such assignment, together with any assignments by other Non-Consenting Lenders, will enable the Borrower to obtain sufficient consents to cause the applicable amendment, modification or waiver to become effective. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Term Loan Refinancing Facility. At any time prior to the Tranche B Maturity Date, the Borrower may, by notice to the Administrative Agent, which shall promptly deliver a copy thereof to each of the Lenders (the “Refinancing Facility Notice”), request the addition of one or more tranches of term loans hereto (the “Refinancing Term Loans”), the proceeds of which will be used solely to refinance all or any portion of the outstanding Tranche B Term Loans; provided, however, that both (x) at the time of any such request and (y) after giving effect to any such Refinancing Term Loans, no Default shall exist and the Borrower shall be in Pro Forma Compliance. The Refinancing Term Loans shall (i) be in an aggregate principal amount not in excess of the then-outstanding aggregate principal amount of the Tranche B Term Loans but in no event less than $50,000,000, (ii) rank pari passu in right of payment with the other Loans and rank pari passu or junior in right of security with the other Loans and, if junior in right of security to the other Loans, will be subject to intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Borrower, (iii) mature on a date no earlier than the later of (x) the Tranche B Maturity Date and (y) the fifth anniversary of the closing of the Refinancing Term Loans, (iv) have such pricing as may be agreed by the Borrower and the Persons providing such Refinancing Term Loans and (v) otherwise be treated hereunder no more favorably than the Tranche B Term Loans (including with respect to the voluntary and mandatory prepayment provisions); provided, that the terms and provisions applicable to the Refinancing Term Loans may provide for financial or other covenants different or in addition to those applicable to the Tranche B Term Loans only to the extent that such terms and provisions are applicable only during periods after the Tranche B Maturity Date. The Refinancing Facility Notice shall (i) set forth the requested amount of Refinancing Term Loans and outline in summary form the principal economic terms thereof, (ii) offer each Lender the opportunity to offer a commitment (the “Refinancing Commitment”) to provide Refinancing Term Loans by giving written notice of such offered commitment to the Administrative Agent and the Borrower prior to the termination of the general syndication of the Refinancing Term Loans and (iii) be provided to each existing Tranche B Lender not less than five Business Days prior to the commencement of the general syndication of the Refinancing Term Loans; provided, however, that no existing Lender will be obligated to subscribe for any portion of such commitments. At any point during or after the general syndication of the Refinancing Term Loans, the Borrower shall have the right to arrange for one or more banks or other financial institutions (any such bank or other financial institution being called an “Additional Term Loan Lender”) to extend commitments to provide Refinancing Term Loans; provided that the Additional Term Loan Lenders shall be offered the opportunity to provide the Refinancing Term Loans only on terms previously offered to the existing Lenders pursuant to the Refinancing Facility Notice. Each commitment in respect of Refinancing Term Loans shall become a commitment to lend under this Agreement and any facility for the Refinancing Term Loans shall be implemented hereunder pursuant to an amendment to this Agreement (a “Refinancing Facility Amendment”) executed by each of the Borrower, each other Loan Party, each lender agreeing to provide Refinancing Term Loans and the Administrative Agent, which Refinancing Facility Amendment will not require the consent of any other Lender; provided, however, that if less than all the outstanding Tranche B Term Loans are being refinanced with such Refinancing Term Loans, the Refinancing Facility Amendment will require the prior written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Term Loans. The effectiveness of any Refinancing Facility Amendment shall (in addition to any other conditions specified therein) be subject to the satisfaction on the date thereof and, if different, on the date on which the Refinancing Term Loans are made, of each of the conditions set forth in Section 4.02.

SECTION 2.21. Incremental Facilities. Notwithstanding anything to the contrary herein, this Agreement and the other Loan Documents may be amended at any time and from time to time to establish one or more additional classes of term or revolving loans by an agreement in writing entered into by the Borrower, the Administrative Agent and each Person (including any Lender) that shall agree to make a loan of any class so established (but without the consent of any other Lender), and each such Person that shall not already be a Lender shall, at the time such agreement becomes effective, become a Lender with the same effect as if it had originally been a Lender under this Agreement; provided that the aggregate outstanding principal amount of the loans of all classes established pursuant to this Section shall not exceed $750,000,000. Any such agreement shall amend the provisions of this Agreement and the other Loan Documents to set forth the terms of the class of loans established thereby, including the amount and final maturity thereof (which shall not be earlier than the Tranche B Term Maturity Date), in the case of term loans, any provisions relating to amortization or mandatory prepayments or offers to prepay (it being agreed that the Weighted Average Life of such loans may be no less than the then current Weighted Average Life of the Tranche B Term Loans and that provisions for mandatory prepayments of and offers to prepay the term loans of any class may require such term loans to be prepaid or offered the right to be prepaid ratably with the Term Loans but shall not include any additional mandatory prepayment rights) and the interest to accrue and be payable thereon and any fees to be payable in respect thereof, and to effect such other changes (including changes to the provisions of Sections 2.18 and 9.02, the definition of “Required Lenders” and any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights under the Loan Documents or make any determination or grant any consent under the Loan Documents) as the Borrower and the Administrative Agent shall deem necessary or advisable in connection with the establishment of any such class of term loans; provided that no such agreement shall amend Article V, VI or VII to establish any affirmative or negative covenant, Event of Default or remedy that by its terms benefits any such class of loans but not the outstanding Loans without the prior written consent of Lenders holding a majority in interest of the outstanding Loans; and provided further, that, if at the time of the establishment of any class of term loans, the Applicable Margin for Tranche B Term Loans is less than the interest rate margin that would be applicable to such class of term loans by more than 0.50% per annum, the Applicable Margin for Tranche B Term Loans shall be increased as necessary so that such rate is not less than the interest rate margin applicable to such class of term loans minus 0.50%. The loans of any class established pursuant to this paragraph shall, to the extent provided in the agreement entered into in connection therewith, be entitled to all the benefits afforded by this Agreement and the other Loan Documents, and shall benefit equally and ratably from the Guarantees and security interests created by the Collateral Agreement and the other Security Documents. The proceeds of loans extended pursuant to this paragraph may not be used directly or indirectly to repay Tranche B Term Loans unless the relevant loans extended pursuant to this paragraph mature on a date no earlier than the later of (x) six months after the Tranche B Maturity Date and (y) the fifth anniversary of the closing of such loans.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required by applicable law.

SECTION 3.02. Authorization; Enforceability. The Transactions entered into and to be entered into by each Loan Party are within such Loan Party’s corporate (or other organizational) powers and have been duly authorized by all necessary corporate (or other organizational) and, if required, stockholder or member action. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of the Borrower or such Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate (i) any applicable law or regulation, (ii) the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or (iii) any order of any Governmental Authority applicable to the Borrower or such Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or any of their assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens permitted under Section 6.02 and except with respect to clauses (a), (b)(i) and (iii) and (c) to the extent any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders (i) its audited consolidated balance sheet and related consolidated statements of income, shareowners’ investment and cash flows as of and for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003, reported on by Ernst & Young LLP, independent registered public accounting firm, without qualification and (ii) its unaudited consolidated balance sheet and related unaudited consolidated statements of income and cash flows as of and for the fiscal quarter and the portion of the fiscal year ended September 30, 2006, certified by a Financial Officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Acquired Business as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of September 30, 2006 prepared giving effect to the Transactions as if such Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions were at the time of the preparation of such pro forma balance sheet believed by the Borrower to be reasonable), (ii) accurately reflects all adjustments reasonably believed by the Borrower to be necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, on a pro forma basis, the financial position of the Borrower and its consolidated Subsidiaries as of such date, as if the Transactions had occurred on such date.

(c) Since December 31, 2005, there has been no change, development, event, effect, condition or occurrence that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.05. Properties. (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to their business (including its Mortgaged Properties), taken as a whole, except for Liens permitted by Section 6.02 and minor defects in title that do not interfere with its ability to conduct their business as currently conducted and except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

(b) Each the Borrower and its Subsidiaries owns, or has the right to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to their business, taken as a whole, and, to the knowledge of the Borrower, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person, except, in each case, for such failure to own or have the right to use or such infringement that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(c) Schedule 3.05 sets forth the address of each real property that has an individual Fair Market Value (including fixtures and improvements) equal to or greater than $10,000,000 and is owned by the Borrower or any of its Subsidiaries as of the Effective Date after giving effect to the Transactions and indicates each such property that is a Mortgaged Property as of the Effective Date.

SECTION 3.06. Litigation and Environmental Matters. (a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters).

(b) Except for either the Disclosed Matters or any other matters that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, none of the Borrower or its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements; Absence of Default. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority, in each case applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. None of the Borrower or its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so has not had and would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, has had a Material Adverse Effect.

SECTION 3.11. Disclosure. Neither the Information Memorandum nor any of the other written reports, financial statements, certificates or other written information (other than projections, budgets or other estimates or forward-looking statements or information of a general economic or industry nature or reports or studies prepared by third parties that were not expressly commissioned by the Borrower or its Affiliates (collectively, the “Projections”)), taken as a whole, furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender prior to the Effective Date in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished prior to the Effective Date) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to Projections, the Borrower represents only that such information was prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time such Projections were prepared, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such projections will be achieved.

SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Borrower in, each Subsidiary of the Borrower and identifies each Subsidiary that is a Subsidiary Loan Party and each Subsidiary that is a Restricted Subsidiary, in each case as of the Effective Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Borrower and its Subsidiaries as of the Effective Date. As of the Effective Date, all premiums due and payable in respect of such insurance have been paid.

SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. As of the Effective Date, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (a) the hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters; (b) all payments due from the Borrower or any Subsidiary, or for which any claim may be made against the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such Subsidiary; and (c) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan made on the Effective Date and after giving effect to the application of the proceeds of such Loans and to the rights of reimbursement, contribution and subrogation created by the Collateral Agreement, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) each Loan Party will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

SECTION 3.16. Margin Regulations. None of the Borrower or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, directly or indirectly, in any manner that would entail a violation of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.17. Spin-Off. As of the Effective Date, each of the Distribution Agreement and the Core Verizon Agreements has been duly authorized, executed and delivered by the Borrower, and to the knowledge of the Borrower, each of the other parties thereto and constitutes a legal, valid and binding obligation of the Borrower, and to the knowledge of the Borrower, each other party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. As of the Effective Date, a true, correct and complete copy (including any amendments and waivers) of the Distribution Agreement and of each of the Core Verizon Agreements has been furnished to the Administrative Agent.

SECTION 3.18. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties,

a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof to the extent described therein. When (a) the actions specified in Section 4.02(b) to the Collateral Agreement have been duly taken, (b) all applicable Instruments, Chattel Paper and Documents in which a security interest is perfected by possession have been delivered to, and/or are in the continued possession of, the Collateral Agent, (c) all deposit accounts, electronic chattel paper and Pledged Equity Interests (each, as defined in the Collateral Agreement), a security interest in which is required to be or is perfected by “control” (as described in the Uniform Commercial Code as in effect in the State of New York from time to time) are under the “control” of the Collateral Agent and (d) the Mortgages have been duly recorded, the security interests granted pursuant thereto shall constitute (to the extent described therein) a perfected security interest in, all right, title and interest of each pledgor or mortgagor (as applicable) party thereto in the Collateral described therein with respect to such pledgor or mortgagor (as applicable), subject, in each case to no other Lien other than Liens permitted under Section 6.02.

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral composed of Intellectual Property in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent shall have, for the ratable benefit of the Secured Parties, a perfected security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case subject to no other Lien other than Liens permitted under Section 6.02, it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof.

(c) The Mortgages entered into on the Effective Date and the Mortgages, if any, entered into after the Effective Date pursuant to Section 5.12 shall be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a perfected security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, as security for the Obligations, in each case subject to no other Lien other than Liens permitted under Section 6.02.

SECTION 3.19. Use of Proceeds and Letters of Credit. The proceeds of the Revolving Loans and Swingline Loans will be used for general corporate purposes of the Borrower (including making Restricted Payments and payments of Indebtedness permitted under Section 6.08). Letters of Credit will be used for general corporate purposes of the Borrower and the Subsidiaries. The proceeds of the Tranche A Term Loans and a portion of the Tranche B Term Loans made on the Effective Date will be used to fund a cash distribution to Verizon. The Tranche B Term Loans made by the Initial Lender on the Effective Date, together with the Senior Unsecured Notes, will be issued or transferred to Verizon in partial consideration for the transfer to the Borrower of the Acquired Business. No part of the proceeds of any Loan will be used, directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include email of a “pdf” copy or a telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion of (i) William G. Mundy, General Counsel for the Borrower, (ii) Debevoise & Plimpton LLP, special New York counsel for the Borrower and (iii) Richards, Layton & Finger, P.A., special Delaware counsel for the Borrower, substantially in the form of Exhibits B-1, B-2 and B-3 respectively. The Borrower hereby requests each such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such customary documents and certificates for financing transactions of the type contemplated by this Agreement as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable invoiced fees, charges and disbursements of counsel)

required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by an executive officer or Financial Officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been (or substantially simultaneously with the closing of the Transactions shall be) released.

(g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 is (or substantially simultaneously with the closing of the Transactions shall be) in effect.

(h) The Spin-Off shall have been consummated or shall be consummated simultaneously with the initial funding or issuance of the Loans on the Effective Date in accordance with applicable laws and the terms of the Distribution Agreement and any documents related thereto, without any amendment to or waiver or other modification of any term or condition in the Distribution Agreement or any documents related thereto not approved by the Administrative Agent, other than amendments, waivers or modifications that are not material and adverse to the interests of the Lenders. Copies of the Distribution Agreement and any documents related thereto and all certificates, opinions and other documents delivered thereunder shall have been made available to the Administrative Agent and the Administrative Agent shall have received a copy of the Distribution Agreement, certified by a Financial Officer or other executive officer of the Borrower as complete and correct. The structure of the Spin-Off and the other Transactions and all Tax, legal and environmental matters and the accounting treatment related thereto shall be consistent in all material respects with the terms set forth in the Distribution Agreement and the information set forth in the Form 10.

(i) The Senior Unsecured Notes shall have been (or substantially simultaneously with the closing of the Transactions shall be) issued to Verizon in an aggregate principal amount of $2,850,000,000.

(j) The Core Verizon Agreements shall have been executed and delivered and be in full force and effect in accordance with their terms and the Administrative Agent shall have received copies thereof certified by a Financial Officer or other executive officer of the Borrower as complete and correct. Any changes to any Core Verizon Agreement from the drafts most recently furnished to the Administrative Agent on or prior to November 13, 2006 that are material and adverse to the interests of the Lenders shall be reasonably acceptable to the Administrative Agent.

(k) The Administrative Agent shall have received a certificate from a Financial Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, with respect to the solvency of the Loan Parties on the Effective Date after giving effect to the Transactions.

(l) After giving effect to the Transactions to be consummated on the Effective Date, the Borrower and the Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (i) the Loans, (ii) the Senior Unsecured Notes and (iii) the Indebtedness set forth in Schedule 6.01.

(m) All consents and approvals required to be obtained from any Governmental Authority (including but not limited to state public utility commissions) or material third parties in connection with the Transactions shall have been obtained to the extent such consents or approvals are required under applicable laws or agreements or otherwise, and all applicable regulatory appeal periods shall have expired. The Administrative Agent shall have received a certificate of a Financial Officer of the Borrower, certifying that there is no claim, action or proceeding pending or, to the knowledge of the Borrower, threatened, by any Governmental Authority to enjoin, restrain or prohibit (or by any other Person that has a reasonable likelihood of enjoining, restraining or prohibiting) the Transactions that has a reasonable likelihood of enjoining, restraining or prohibiting the Transactions, or by any Person that has a reasonable likelihood of imposing burdensome conditions on the Transactions.

(n) The Administrative Agent shall have received copies of the unaudited financial statements for the Acquired Business for the nine months ended September 30, 2006.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Revolving Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived by Revolving Lenders holding a majority of the Revolving Commitments) at or prior to 5:00 p.m., New York City time, on November 17, 2006 (and, in the event such conditions are not so satisfied or waived, the Revolving Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on any date, and of an Issuing Bank to issue, increase, renew or extend any Letter of Credit on any date, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date such Loan is made or the date of issuance, increase, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, increase, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each funding of Loans and each issuance, increase, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees which are due and payable hereunder shall have been paid in full and all Letters of Credit shall have expired, been terminated or been fully cash collateralized or otherwise provided for in a manner satisfactory to the relevant Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for prompt distribution to each Lender:

(a) no later than 90 days after the end of each fiscal year of the Borrower), the Borrower’s audited consolidated balance sheet and related audited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young LLP or other independent registered public accounting firm of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) no later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower), (i) the Borrower’s unaudited consolidated balance sheet and related unaudited consolidated statements of income, shareowners’ investments and cash flows, as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenant, (iii) identifying any Permitted Acquisition that has been consummated since the end of the previous fiscal quarter, (iv) attaching a schedule setting forth a computation of Available Cash generated during the most recent fiscal quarter covered by such financial statements and Available Distributable Cash as of the first day after the end of such fiscal quarter and (v) specifying whether a Dividend Suspension Period exists and whether any Offer to Repay is required under Section 2.11(d) in connection with the delivery of such financial statements, and if so, setting forth a computation of the amount thereof;

(d) within 90 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and related statements of projected income and cash flow as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;

(e) promptly after the same become publicly available, copies of all periodic reports, proxy statements and registration statements filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or any other materials distributed by the Borrower to its shareholders generally; and

(f) promptly following any written request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent (including on behalf of any Lender) may reasonably request.

Any financial statement or other information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered on the date on which such information is posted on the Borrower’s website on the Internet or by the Administrative Agent on an IntraLinks or similar site to which Lenders have been granted access or shall be available on the SEC’s website on the Internet at www.sec.gov; provided that if the Borrower elects to post any financial statement or other information on its website, it shall concurrently deliver to the Administrative Agent paper copies of any such financial statement or other information. Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of any certificate required by Section 5.01(b) or (c) to the Administrative Agent. If any financial statement or other information required to be delivered under this Agreement shall be required to be delivered on any date that is not a Business Day, such information may be delivered to the Administrative Agent on the next succeeding Business Day after such date.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent for prompt further distribution to each Lender written notice of the following promptly after any Responsible Officer obtains actual knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Subsidiary thereof that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that would be materially likely, in the reasonable judgment of the Borrower, to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (a) in any Loan Party’s legal name, as reflected in its organization documents, (b) in any Loan Party’s jurisdiction of organization or form of organization and (c) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. Not later than 30 Business Days after any change referred to in clauses (a) through (c) of the preceding sentence the Borrower shall confirm in writing to the Administrative Agent that (i) all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected security interest in any Collateral affected by such change for the benefit of the Secured Parties to the extent required by the Collateral Agreement or (ii) that the Borrower has provided to the Administrative Agent all information required for the Collateral Agent to make such filings.

SECTION 5.04. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, except, in the case of this clause (ii), where the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 or any sale of assets permitted under Section 6.05.

SECTION 5.05. Payment of Obligations. The Borrower will, and will cause each of its Restricted Subsidiaries to, pay, discharge or otherwise satisfy its Taxes and other material governmental charges or levies imposed upon it or upon its income or profits or in respect of its property before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or the failure to pay, discharge or otherwise satisfy such Taxes, charges or levies would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Except as permitted by Section 6.05, the Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property necessary to the conduct of its business in good working order and condition, ordinary wear and tear, damage caused by casualty and condemnation excepted, except where the failure to take such actions would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.07. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurance companies or with Verizon or any of its Affiliates, insurance in such amounts (after giving effect to any self-insurance) and against such risks as are, in the Borrower’s good faith judgment, customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.08. Casualty and Condemnation. The Borrower will furnish to the Administrative Agent prompt written notice of any casualty or other insured damage to any Collateral with a Fair Market Value of more than $10,000,000 or the commencement of any action or proceeding for the taking of any Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.09. Books and Records; Inspection and Audit Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities to the extent necessary to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon not fewer than five Business Days’ prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its appropriate representatives and, with the opportunity for representatives of the Borrower to be present, independent accountants, all at such reasonable times and as often as reasonably requested, provided that (a) the Lenders will coordinate any visits through the Administrative Agent and (b) at times when no Default is continuing, the Borrower shall not be required to pay for more than two visits per year by the Administrative Agent.

SECTION 5.10. Compliance with Laws. The Borrower will, and will cause each of its Restricted Subsidiaries to, comply in all material respects with all laws, rules, regulations, including Environmental Laws, and orders of any Governmental Authority applicable to it, its operations or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.11. Additional Subsidiaries. If any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date, the Borrower will, within 10 Business Days (or such longer period as may be acceptable to the Collateral Agent) after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.

SECTION 5.12. Further Assurances. (a) The Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties; provided that the Collateral and Guarantee Requirement need not be satisfied with respect to (i) real properties owned by the Borrower or any Subsidiary Loan Party with an individual Fair Market Value (including fixtures and improvements) that is less than $10,000,000 and (ii) any real property held by the Borrower or any Subsidiary Loan Party as a lessee under a lease. The Borrower also agrees to provide to the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any Specified Asset that has an individual Fair Market Value of more than $10,000,000 is acquired by the Borrower or any Subsidiary Loan Party after the Effective Date or owned by an entity at the time it becomes a Subsidiary Loan Party, the Borrower will notify the Administrative Agent thereof (and the Administrative Agent shall notify the Lenders thereof), and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause the Collateral and Guarantee Requirement to be satisfied with respect to such asset.

SECTION 5.13. Interest Rate Protection. As promptly as practicable, and in any event within 120 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than two years will maintain in effect, one or more interest rate protection agreements, to the extent necessary to fix or limit the interest cost to the Borrower with respect to at least 50% of the Long-Term Indebtedness of the Borrower (after taking into account all fixed-rate Long-Term Indebtedness), excluding Revolving Loans and Indebtedness in respect of Letters of Credit and Capital Leases.

ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees which are due and payable hereunder have been paid in full and all Letters of Credit have expired, been terminated or been fully cash collateralized or otherwise provided for in a manner satisfactory to the relevant Issuing Bank and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents and any Permitted Additional Debt or other unsecured Indebtedness of the Borrower or its Restricted Subsidiaries in each case to the extent the Net Proceeds thereof are used to refinance Indebtedness under the Loan Documents;

(ii) Indebtedness under the Senior Unsecured Notes;

(iii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;

(iv) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that Indebtedness of any Restricted Subsidiary that is not a Loan Party to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04;

(v) Guarantees by the Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of the Borrower or any other Restricted Subsidiary; provided that Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04;

(vi) (A) Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof; provided that (1) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (2) the aggregate principal amount of Capital Lease Obligations and Indebtedness permitted by this clause (vi) shall not exceed $100,000,000 at any time outstanding;

(vii) Indebtedness of any Person that becomes a Restricted Subsidiary after the date hereof; provided that (A) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, (B) such Indebtedness does not prevent the Collateral and Guarantee Requirement from being fully satisfied with respect to any such Restricted Subsidiary that is required to become a Subsidiary Loan Party and (C) the Borrower is in Pro Forma Compliance after giving effect to the acquisition of such Restricted Subsidiary; provided, however, that notwithstanding clause (B) above, not more than $175,000,000 aggregate principal amount of such acquired Indebtedness may preclude the grant of Liens on such assets or prohibit the issuance of guarantees pursuant to the Loan Documents or otherwise prevent the Collateral and Guarantee Requirement from being fully satisfied;

(viii) Indebtedness of the Borrower or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit in respect of workers’ compensation claims or self-insurance obligations;

(ix) Indebtedness of the Borrower or any Restricted Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of Indebtedness for borrowed money);

(x) Indebtedness in respect of Swap Agreements permitted by Section 6.07;

(xi) Indebtedness of the Borrower or any Restricted Subsidiary arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(xii) Indebtedness that constitutes an Investment permitted under Section 6.04;

(xiii) Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not exceeding $10,000,000;

(xiv) Indebtedness incurred by the Borrower or any Restricted Subsidiary representing deferred compensation to employees of the Borrower or any Restricted Subsidiary incurred in the ordinary course of business;

(xv) Indebtedness consisting of promissory notes issued by the Borrower or any Restricted Subsidiary to future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Restricted Subsidiaries or their respective estates, heirs, family members, spouses or former spouses to finance the purchase or redemption of Equity Interests in the Borrower as permitted by Section 6.08(a)(iv);

(xvi) Indebtedness incurred by the Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition consisting of obligations in respect of indemnification, the adjustment of the purchase price or similar adjustments;

(xvii) Indebtedness consisting of obligations of the Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with Permitted Acquisitions;

(xviii) Indebtedness incurred by Borrower or any Restricted Subsidiary in respect of netting services, overdraft protections and similar arrangements in each case in connection with cash management and deposit accounts;

(xix) Indebtedness consisting of (A) the financing of insurance premiums or (B) take-or-pay obligations of the Borrower or any Restricted Subsidiary contained in supply arrangements, in each case, in the ordinary course of business;

(xx) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(xxi) Refinancing Indebtedness of the Borrower or any Restricted Subsidiary incurred in exchange for, or the Net Proceeds of which are used to refund, refinance or replace Indebtedness (other than Indebtedness of the Borrower to any Restricted Subsidiary or of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary) that was permitted to be incurred under clause (i), (ii), (iii), (vi), (vii) or this clause (xxi) of this paragraph;

(xxii) Permitted Additional Debt and Permitted Subordinated Indebtedness, without any limitation as to amount so long as the Borrower and the Restricted Subsidiaries are in Pro Forma Compliance; provided, however, that if, in good faith judgment of the Borrower, the incurrence of such Indebtedness would reasonably be expected to give rise to an obligation to repay the Term Loans pursuant to Section 2.11(c), the portion of such Indebtedness, the Net Cash Proceeds of which would reasonably be expected to be required to repay Term Loans pursuant to Section 2.11(c), as determined in the good faith judgment of the Borrower, shall mature on a date no earlier than the later of (x) six months after the Tranche B Maturity Date and (y) the fifth anniversary of the incurrence of such Indebtedness;

(xxiii) other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this clause (xxiii) not in excess of $100,000,000; and

(xxiv) all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described above;

provided, however, that the Borrower and its Restricted Subsidiaries may not apply the proceeds of any Indebtedness incurred in reliance on this Section 6.01(a) directly or indirectly to repay Tranche B Term Loans unless such Indebtedness matures on a date no earlier than the later of (x) six months after the Tranche B Maturity Date and (y) the fifth anniversary of the incurrence of such Indebtedness.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, issue any Disqualified Stock.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created under the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien existing on the date hereof and set forth in Schedule 6.02 on any property or asset of the Borrower or any Restricted Subsidiary; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Restricted Subsidiary (other than proceeds) and (B) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest thereon and fees and expenses, including premium and defeasance costs, associated therewith);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that

(A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds) and (C) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be and extensions, renewals, refinancings and replacements thereof that do not increase the outstanding principal amount thereof (other than by an amount not in excess of accrued interest and fees and expenses, including premium and defeasance costs, associated therewith);

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary (including any such assets made the subject of a Capital Lease Obligation); provided that (A) such Liens secure Indebtedness permitted by clause (vi) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (D) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary (other than proceeds);

(vi) Liens on property of any Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary (or Guarantees of such Indebtedness), in each case to the extent permitted under Section 6.01(a);

(vii) Liens in favor of the Borrower or any Subsidiary Loan Party;

(viii) Liens that are contractual rights of set-off (w) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (x) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Restricted Subsidiaries, (y) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business or (z) arising under or pursuant to banking relationships;

(ix) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(x) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods, in each case entered into in the ordinary course of business;

(xi) Liens securing Refinancing Indebtedness; provided that such Liens do not extend to any property or assets other than the property or assets that secure the Indebtedness being refinanced;

(xii) Liens (x) attaching to advances to a seller of any property to be acquired, (y) consisting of an agreement to dispose of property and (z) on cash earnest money deposits in connection with Investments permitted under Section 6.04;

(xiii) Liens on insurance policies and the proceeds thereof granted in the ordinary course to secure the financing of insurance premiums with respect thereto;

(xiv) any sale or assignment of accounts receivable permitted by Section 6.05;

(xv) licenses, sublicenses, leases or subleases granted to third Persons in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries;

(xvi) precautionary UCC financing statements in respect of operating leases permitted by this Agreement;

(xvii) any interest or title of a licensor, lessor, sublicensor or sublessor under any license or lease permitted by this Agreement;

(xviii) Liens arising under Environmental Laws which (i) are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP or (ii) arise by operation of law (and not as a result of any grant or consent by the Borrower or any Restricted Subsidiary) to secure performance by the Borrower or its Restricted Subsidiaries of remediation activity, so long as the Borrower and its Restricted Subsidiaries are in compliance with all requirements applicable to such remediation activity;

(xix) in the case of Equity Interests issued by a joint venture or a non-wholly owned Subsidiary, any call or similar right in the nature of a right of first offer or a first refusal right of a third party that is also an investor in such joint venture or Subsidiary and, in the case of Equity Interests issued by a joint venture or Subsidiary, any call or similar right on any nominee, trust or directors’ qualifying shares or similar arrangements designed to satisfy requirements of applicable local laws; and

(xx) Liens not otherwise permitted by this Section 6.02 securing obligations and Indebtedness in an aggregate amount not in excess of $75,000,000 at any time outstanding;

provided that notwithstanding the foregoing, no consensual Liens shall exist on Pledged Equity Interests that constitute Collateral other than pursuant to clauses (i), (iv), (xi), (xii), (xix) or (xx) above.

SECTION 6.03. Fundamental Changes. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person may merge into any other Restricted Subsidiary in a transaction in which the surviving entity is (or upon consummation of such merger becomes a Restricted Subsidiary in accordance with the terms of this Agreement) a Restricted Subsidiary and, if any party to such merger is a Subsidiary Loan Party, a Subsidiary Loan Party, (iii) any Restricted Subsidiary may merge or consolidate with any other Person in order to effect a Permitted Acquisition and (iv) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage to any material extent in any business other than a Permitted Business.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, make, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Restricted Subsidiary prior to such merger) any Investment, except:

(a) the Transactions and Investments resulting from the consummation of the Transactions;

(b) Permitted Investments;

(c) Investments existing on the Effective Date or made pursuant to binding commitments in effect on the Effective Date and, in each case, set forth on Schedule 6.04;

(d) Investments by the Borrower in any Subsidiary and made by any Restricted Subsidiary in the Borrower or any Subsidiary; provided that the aggregate amount of Investments made after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties shall not exceed (x) the amount of Equity Proceeds used to make such Investments and not applied to other Designated Equity Proceeds Uses plus (y) an amount not to exceed $50,000,000 in each fiscal year; provided, that any amount permitted to be invested pursuant to this clause (y) during any fiscal year and not invested during such fiscal year may be carried over and expended during subsequent fiscal years, provided further that the aggregate amount of Investments made in reliance on this clause (y) may not exceed $200,000,000 in the aggregate; provided, however, that Investments in Subsidiaries that are not Loan Parties shall not be made pursuant to the contribution or transfer of operating assets of the Borrower and the Restricted Subsidiaries or the grant of intellectual property (other than licenses) granted to the Borrower pursuant to the Intellectual Property Agreement except for such operating assets or intellectual property having a cumulative aggregate Fair Market Value (determined in respect of each transfer or contribution at the time thereof) not in excess of $25,000,000;

(e) Guarantees constituting Indebtedness permitted by Section 6.01; provided that (i) a Subsidiary shall not Guarantee the Indebtedness under the Senior Unsecured Notes unless such Subsidiary also has Guaranteed the Obligations pursuant to the Collateral Agreement, and (ii) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall be subject to the limitation set forth in clause (d) above;

(f) Guarantees by the Borrower or Restricted Subsidiaries of obligations other than Indebtedness of any Foreign Subsidiary or any Unrestricted Subsidiary, provided that the funding of any such guarantees by the Borrower or any Subsidiary Loan Party shall be deemed to constitute an Investment subject to Section 6.04(d) unless reimbursed by such Foreign Subsidiary or such Unrestricted Subsidiary;

(g) Permitted Acquisitions (including any cash earnest money deposits required in connection therewith);

(h) Permitted Asset Swaps;

(i) Investments (including debt obligations and equity securities) acquired (x) in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business or (y) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(j) extensions of trade credit in the ordinary course of business;

(k) Investments received in connection with the sale, transfer, lease or other disposition of any asset permitted by Section 6.05;

(l) Swap Agreements entered into in compliance with Section 6.07;

(m) loans and advances by the Borrower and any of its Restricted Subsidiaries to their employees, officers, members of management, consultants, agents, customers or suppliers (i) in connection with relocation expenses and (ii) for other purposes in an aggregate amount at any time outstanding not in excess of $10,000,000;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(o) commission, payroll, travel and similar advances to officers and employees to cover matters that are expected at the time of such advances ultimately to be treated as expenses of the Borrower or any Restricted Subsidiary in accordance with GAAP;

(p) Investments consisting of the licensing or acquisition of, or investment in, intellectual property pursuant to joint marketing arrangements with other Persons;

(q) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary or consolidates or merges with the Borrower or any Restricted Subsidiary (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(r) Investments resulting from pledges or deposits described in clause (c) or (d) of the definition of “Permitted Encumbrance”;

(s) Investments in the ordinary course consisting of endorsements of collection or deposit;

(t) advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Borrower or any of its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business;

(u) Investments arising from any transaction permitted by Section 6.08;

(v) so long as no Event of Default has occurred and is continuing or would result therefrom, additional Investments in any Person (other than an Unrestricted Subsidiary) having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (v) since the Effective Date and then outstanding not to exceed the sum (calculated as of the date of such Investment was made after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (i) Available Distributable Cash plus (ii) Available Equity Proceeds plus (iii) to the extent not netted pursuant to clause (b)(ii) of the definition of “Available Distributable Cash” from the aggregate amount of Investments by the Borrower and the Restricted Subsidiaries since the Effective Date, the aggregate amount of cash proceeds from the net reduction in Investments made pursuant to this clause (v) in any Person since the Effective Date resulting from repayments of loans or advances, or other transfers of assets, in each case to the Borrower or any Restricted Subsidiary or from the net proceeds received in cash by the Borrower or any Restricted Subsidiary, from the sale of any such Investment; provided that any Investment made pursuant to this clause (v) in any Person that is not a Loan Party at the time such Investment is made may, if such Person thereafter becomes a Loan Party, from and after such date, be deemed to have been made pursuant to clause (d) or (e) of this Section, as the case may be, and not pursuant to this clause (v).

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any of its Restricted Subsidiaries to issue any additional Equity Interest in such Restricted Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or a Restricted Subsidiary), except:

(a) sales, transfers, leases and other dispositions of (x) any property (including inventory) and (y) used, surplus, obsolete or worn-out equipment and Permitted Investments, in each case in the ordinary course of business;

(b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales of receivables pursuant to the Billing and Collection Agreement;

(d) leases or subleases of property, and licenses or sublicenses of intellectual property, in each case entered into in the ordinary course of business and which do not materially interfere with the business of the Borrower and its Restricted Subsidiaries taken as a whole;

(e) dispositions or write-downs of accounts receivable in connection with the compromise, settlement or collection thereof in the ordinary course of business or bankruptcy or similar proceedings;

(f) sales, transfers, leases and other dispositions permitted by Sections 6.03, 6.08 and Liens permitted under Section 6.02;

(g) sales, transfers, leases and other dispositions of property constituting Investments permitted under Section 6.04(i);

(h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary;

(i) voluntary terminations of Swap Agreements;

(j) sales, leases, transfers or other dispositions identified on Schedule 6.05;

(k) Sale and Leaseback Transactions permitted by Section 6.06;

(l) Permitted Asset Swaps; and

(m) sales, transfers, leases and other dispositions of assets that are not permitted by any other clause of this Section; provided that the aggregate Fair Market Value of all assets sold, transferred or otherwise disposed of in reliance on this clause (m) shall not exceed $250,000,000;

provided that any sales, transfers, leases and other dispositions permitted hereby by clauses (k) or (m) of this Section 6.05 shall be made (x) for Fair Market Value and (y) in the case of sales, transfers, leases or other dispositions permitted by clauses (j), (k) or (m) of this Section 6.05 shall be made for at least 75% Cash Consideration.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (any such transaction, a “Sale and Leaseback Transaction”), except for Sale and Leaseback Transactions having an aggregate Fair Market Value for all such Sale and Leaseback Transactions (determined at the time each such Sale and Leaseback Transaction is consummated with respect to the assets subject thereto) not in excess of $100,000,000; provided, however, that the Borrower applies the Net Proceeds of such Sale and Leaseback Transactions in compliance with Section 2.11(c).

SECTION 6.07. Swap Agreements. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements required by Section 5.13, (b) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries) in the conduct of its business or the management of its liabilities and (c) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of the Borrower or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) The Borrower will not, nor will it permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Borrower may declare and pay the Special Distribution;

(ii) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional Equity Interests (other than Disqualified Stock);

(iii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests;

(iv) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests in the Borrower or any Restricted Subsidiary held by any future, present or former directors, officers, members of management, employees or consultants of the Borrower or any of its Restricted Subsidiaries or their respective estates, heirs, family members, spouses or former spouses pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year (other than any such Equity Interests repurchased, redeemed, acquired or retired in compensation for any taxes due or payable by the holder thereof) will not exceed the sum of (A) $25,000,000, with unused amounts pursuant to this subclause (A) being carried over to succeeding fiscal years; plus (B) the aggregate Net Proceeds received by the Borrower since the Effective Date as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower to any future, present or former directors, officers, employees or consultants of the Borrower or any of its Restricted Subsidiaries; provided that the amount of any such Net Proceeds that are used to permit a repurchase, redemption or other acquisition under this subclause (B) will, in any event, be excluded from clause (a) of the definition of “Available Equity Proceeds”;

(v) the making of any payment in exchange for, or out of the Net Proceeds of, a substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower; provided that the amount of any such Net Proceeds that are utilized for any such payment will be excluded for the purposes of calculating “Available Equity Proceeds”;

(vi) the acquisition of Equity Interests transferred to, or deemed to be acquired by, the Borrower in payment of all or any portion of the exercise price of options or warrants the issuance of which is not prohibited by this Agreement;

(vii) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, the repurchase of Equity Interests of the Borrower constituting fractional shares or in connection with any odd lot purchase program in an aggregate amount since the Effective Date not to exceed $30,000,000;

(viii) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing, or would result therefrom, the payment of dividends by the Borrower on its common stock in an amount not to exceed $100,000,000 in the aggregate for the first two quarterly dividend payments made after the Effective Date;

(ix) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make Restricted Payments with respect to its Equity Interests in an aggregate amount which does not exceed the sum (calculated as of the date on which any such Restricted Payment is made after giving effect to all other applications of Available Distributable Cash or Available Equity Proceeds on such date) of (A) Available Distributable Cash plus (B) Available Equity Proceeds; and

(x) other Restricted Payments in an aggregate amount not exceeding $25,000,000.

The Borrower may pay any dividend within 90 days after the date of declaration thereof, if the Borrower would have been permitted to make such payment under this Section 6.08(a) on the date of such declaration.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Unsecured Notes or any Permitted Subordinated Indebtedness or Permitted Additional Debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Indebtedness, except:

(i) payment of fees, expenses and regularly scheduled interest and principal payments as and when due in respect of such Indebtedness;

(ii) refinancings of such Indebtedness to the extent permitted by Section 6.01; and

(iii) so long as no Dividend Suspension Period or Event of Default has occurred and is continuing or would result therefrom, Optional Repurchases of such Indebtedness made with Available Equity Proceeds or Available Distributable Cash, provided that the Repurchase Expenditures in connection therewith on any date do not exceed the sum of Available Equity Proceeds and Available Distributable Cash on such date (in each case, after giving effect to any other application of Available Equity Proceeds or Available Distributable Cash on such date).

SECTION 6.09. Transactions with Affiliates. The Borrower will not, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except:

(a) transactions that are at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties;

(b) the indemnification of directors of the Borrower and the Subsidiaries in accordance with customary practice;

(c) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by the Board of Directors of the Borrower;

(d) loans or advances to employees of Borrower or any of the Restricted Subsidiaries in accordance with Section 6.04;

(e) transactions among the Borrower and any Subsidiary Loan Parties and transactions among Subsidiary Loan Parties otherwise permitted by this Agreement;

(f) the payment of fees and indemnities to directors, officers and employees of the Borrower and the Subsidiaries in the ordinary course of business;

(g) transactions pursuant to permitted agreements in existence on the Effective Date and set forth on Schedule 6.09 or any amendment thereto to the extent such amendment is not adverse to the Lenders in any material respect;

(h) any employment agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(i) Restricted Payments permitted under Section 6.08;

(j) transactions with Restricted Subsidiaries for the purchase or sale of goods, products, parts and services and entered into in the ordinary course of business in a manner consistent with past practice;

(k) transactions with joint ventures for the purchase or sale of equipment or services entered into in the ordinary course of business and in a manner consistent with past practice; and

(l) payments by the Borrower and any Restricted Subsidiaries pursuant to tax sharing agreements among the Borrower and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Borrower and the Restricted Subsidiaries.

For purposes of this subsection 6.09, any transaction with any Affiliate involving an amount less than $10,000,000 shall be deemed to have satisfied the standard set forth in clause (a) above if such transaction is approved as being on an arm’s length basis by a majority of the Disinterested Directors of the board of directors of either the Borrower or such Restricted Subsidiary. “Disinterested Director” shall mean, with respect to any Person and transaction, a member of the board of directors of such Person who does not have any material direct or indirect financial interest in or with respect to such transaction.

SECTION 6.10. Restrictive Agreements. The Borrower will not, nor will it permit any Restricted Subsidiary that is not a Guarantor to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets to the Secured Parties securing the Obligations, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of the Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, Senior Unsecured Note Document, (ii) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the date hereof identified on Schedule 6.10 and to any extension, renewal or modification thereof, other than to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition, (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to the Restricted Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to prohibitions, restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and the proceeds thereof, (v)(A) clause (a) of the foregoing shall not apply to customary provisions in leases or other contracts restricting the assignment thereof and (B) clause (b) of the foregoing shall not apply to customary provisions in leases or other contracts restricting the assignment thereof to the extent such provisions restrict the distribution of such lease or other contract, (vi) the foregoing shall not apply to prohibitions, restrictions or conditions applicable to any Person or the property or assets of a Person acquired by the Borrower or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which restriction or condition is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the restrictions and conditions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the acquisition, (vii) the foregoing shall not apply to prohibitions, restrictions or conditions on cash or other deposits or net worth imposed by customers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business, (viii) the foregoing shall not apply to restrictions or conditions imposed by any agreement related to the refinancing of Indebtedness, provided that the terms of any such restrictions or conditions are not materially less favorable, taken as a whole, as determined by the Borrower in good faith, to the Lenders than the restrictions or conditions contained in the predecessor agreements and (ix) the foregoing shall not apply to customary provisions in joint venture agreements, limited liability company agreements of joint ventures and other similar agreements.

SECTION 6.11. Fiscal Year. The Borrower shall not change its fiscal year for accounting and financial reporting purposes to end on any date other than December 31.

SECTION 6.12. Amendment of Material Documents. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (i) any Senior Unsecured Note Document or (ii) its certificate of incorporation, by-laws or other organizational documents, if, taken as a whole, such amendment, modification or waiver is materially adverse to the interests of the Lenders. The Borrower will not, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under any Core Verizon Agreement, if such amendment, modification or waiver would reasonably be expected to have a material adverse effect on the ability of the Borrower to perform its principal obligations under the Loan Documents.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio to exceed 7.25 to 1.00 as of the last day of any fiscal quarter of the Borrower.

SECTION 6.14. Designation of Unrestricted Subsidiaries. (a) The Borrower may not at any time designate any Restricted Subsidiary in existence on the Effective Date as an Unrestricted Subsidiary. The Borrower may after the Effective Date designate any newly formed or acquired subsidiary as an Unrestricted Subsidiary under this Agreement if on the date of such designation:

(i) such subsidiary does not own any Equity Interests of any Restricted Subsidiary;

(ii) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation;

(iii) after giving effect to such designation and any related Investment to be made in such designated Subsidiary by the Borrower or any Restricted Subsidiary (which shall in any event include any existing Investment in such Person at the time it is designated as an Unrestricted Subsidiary), any such existing Investment and related Investment would comply with Section 6.04;

(iv) the Borrower has delivered to the Administrative Agent (A) written notice of such designation and (B) a certificate, dated the effective date of such designation, of a Financial Officer stating that no Event of Default has occurred and is continuing and setting forth reasonably detailed calculations demonstrating that the Borrower is in Pro Forma Compliance as of such date.

(b) The Borrower may at any time designate an Unrestricted Subsidiary as a Restricted Subsidiary if (i) no Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation, (ii) after giving effect to such designation, the Borrower is in Pro Forma Compliance and (iii) the Borrower has delivered to the Administrative Agent (A) written notice of such designation and (B) a certificate, dated the effective date of such designation, of a Financial Officer stating that no Event of Default has occurred and is continuing and setting forth reasonably detailed calculations demonstrating Pro Forma Compliance as of such date.

(c) Notwithstanding the foregoing, no Subsidiary may be designated an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for purposes of the Senior Unsecured Notes or any Permitted Additional Debt. Each designation of an Unrestricted Subsidiary as a Restricted Subsidiary shall be irrevocable, and any such designated Restricted Subsidiary may not thereafter become an Unrestricted Subsidiary.

ARTICLE VII

Events of Default

If any of the following events (“Events of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Loan Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.04 (with respect to the existence of the Borrower), 5.11 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will promptly be given at the request of any Lender);

(f) the Borrower or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the agreement or instrument governing such Indebtedness);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and all applicable notices specified in the agreement or instrument evidencing such Indebtedness shall have been given and any applicable grace period specified in the agreement or instrument evidencing such Indebtedness shall have expired; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale, transfer or other disposition of the property or assets securing such Indebtedness and (ii) Indebtedness that by its terms becomes due or is required to be repurchased as a result of changes in tax laws, regulations or the interpretation or application thereof;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding that would entitle the other party or parties to an order for relief, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 (net of amounts covered by insurance, provided that the insurance carriers have been notified of such judgment and have not contested liability therefor) shall be rendered against the Borrower, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and, except to the extent otherwise permitted under the Collateral Agreement or any other relevant Security Document, perfected Lien on any Collateral having, in the aggregate, a value in excess of $50,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Collateral Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or to file Uniform Commercial Code continuation statements;

(m) a Change in Control shall occur;

(n) any Guarantee under the Collateral Agreement (other than the Guarantee of an Insignificant Subsidiary) for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Guarantor shall assert in writing that the Collateral Agreement or any Guarantee thereunder has ceased to be or is not enforceable; or

(o) the material breach of or material loss of rights under any Core Verizon Agreement that has resulted in a material adverse effect on the business, operations, assets or financial condition of the Borrower and the Subsidiaries, taken as a whole;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole or in part, and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Agent as its agent and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Agent hereunder.

The Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Agent or any of its Affiliates in any capacity (other than as Agent). The Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Agent by the Borrower or a Lender, and the Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon other than as a result of its gross negligence or wilful misconduct. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts other than as a result of its gross negligence or wilful misconduct.

The Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Agent in the exercise of its reasonable judgment. The Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor to the Agent as provided in this paragraph, the Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed and such consent not to be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, with the consent of the Borrower (such consent shall not be unreasonably withheld or delayed and such consent shall not be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing), on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent and Collateral Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed in writing between the Borrower and such successor. After any Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Agent.

Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Neither the joint lead arrangers, the syndication agent nor the co-documentation agents listed on the cover page to this Agreement shall have any duties or responsibilities hereunder in their capacities as such.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at Idearc Inc., 2200 West Airfield Drive, DFW Airport, TX 75261, Attention of William G. Mundy (Telecopy No. (972) 453-6829);

(ii) if to the Agent, to JPMorgan Chase Bank, N.A., Attention of James DeLeon (Telecopy No. (713) 750-2666), with a copy to James Stone (Telecopy No. (212) 270-4584);

(iii) if to the Swingline Lender, to JPMorgan Chase Bank, N.A., James DeLeon (Telecopy No. (713) 750-2666), with a copy to James Stone (Telecopy No. (212) 270-4584); and

(iv) if to any other Lender or to any Issuing Bank, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent and the Borrower; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as otherwise provided in Sections 2.20 and 2.21, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement held by any Lender or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of such Lender, (iii) postpone the maturity of any Lender’s Loan, or any scheduled date of payment of the principal amount of any Lender’s Term Loans under Section 2.10, or the required date of reimbursement of any LC Disbursement held by any Lender, or any date for the payment of any interest or fees payable to any Lender hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of such Lender (it being understood that the waiver of any mandatory prepayment of Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest), (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby or change the last sentence of Section 2.08(c) in a manner which would alter the pro rata reduction of Commitments thereby, without the written consent of each Lender adversely affected thereby (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects an increase in the commitments of any Lender or in the aggregate amount of commitment of any Class), (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be) (it being understood that an amendment shall not be deemed to change such provisions in such manner to the extent it effects an increase in the commitments of any Lender or in the aggregate amount of commitments of any Class), (vi) release any Subsidiary Loan Party that is a Material Subsidiary from its Guarantee under the Collateral Agreement (except as expressly provided herein or in the Collateral Agreement), or limit its liability in respect of such Guarantee, without the written consent of each Lender, (vii) release all or substantially all the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to, or the Collateral benefiting, Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class (it being understood that this clause (viii) shall not apply to any provision of this Agreement not involving the rights in respect of payments due to, or Collateral benefiting, any Lender, including any amendment, modification or waiver of any representation or warranty, covenant, mandatory prepayment event or Event of Default) or (ix) limit the rights of the Tranche B Lenders to decline Offers to Repay as provided in Section 2.11, without the written consent of Tranche B Lenders holding a majority of the outstanding Tranche B Loans; provided, further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) notwithstanding anything in this Section to the contrary, any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of one or more other Classes) may be effected by an agreement or agreements in writing entered into by the Borrower and requisite percentage in interest of the affected Class or Classes of Lenders that would be required to consent thereto under this Section if such Class or Classes of Lenders were the only Class or Classes of Lenders hereunder at the time. Notwithstanding the foregoing, no condition set forth in Section 4.02 shall be waived without the written consent of the Administrative Agent and Revolving Lenders holding a majority of the Revolving Commitments. Subject to the immediately preceding sentence, but notwithstanding the other provisions of this paragraph, any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower, the Required Lenders and the Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the

Swingline Lender) if (i) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under the Loan Documents. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any waiver, amendment or other modification to any Loan Document, except for waivers, amendments or other modifications that relate to any of the matters described in the provisos to this Section 9.02(b).

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agent, the joint lead arrangers listed on the cover page of this Agreement and their Affiliates, including the reasonable fees, charges and disbursements of (a) a single transaction and documentation counsel for the Agent, such joint arrangers and such Affiliates and (b) such other local counsel and special counsel as may be required in the reasonable judgment of the Agent and whose retention has been approved in writing by the Borrower, in connection with the structuring, arrangement and syndication of the credit facilities provided herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all reasonable and documented out-of-pocket expenses incurred by the Agent, any Issuing Bank or any Lender (including the reasonable fees, charges and disbursements of counsel) in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, provided that the Borrower shall not be required to pay out of pocket expense incurred in connection with the structuring, arrangement and syndication of the credit facilities provided for herein and the preparation and the administration of the Loan Documents to the extent such expenses are attributable to the Loans made by the Initial Lender on the Effective Date.

(b) The Borrower shall indemnify the Agent, each Issuing Bank, each Lender, each joint lead arranger listed on the cover page of this Agreement and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of counsel for any Indemnitee, incurred by or asserted against any Indemnitee (excluding Taxes, which are governed by Section 2.17) arising out of, in connection with, or as a result of (i) the structuring, arrangement, and syndication of the credit facilities provided for herein, (ii) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their obligations thereunder or the consummation of the Spin-Off and the Financing Transactions described in clause (a) of the definition of Financing Transactions, (iii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, and regardless of whether such claim, litigation, investigation or proceeding is brought by a third party or the Borrower or any of its Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (i) that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or wilful misconduct of, or breach of its obligations under this Agreement or any other Loan Document by, such Indemnitee or any of its Related Parties or (ii) not resulting from the breach of a representation or warranty, the non-compliance with an obligation, or a wrongful or negligent act or omission, by the Borrower or any of its Affiliates and brought by any Indemnitee against one or more other Indemnitees.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Agent, an Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent, such Issuing Bank or the Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent, the Issuing Bank or the Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposures, outstanding Term Loans and unused Commitments at the time.

(d) No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the wrongful use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent arising from the bad faith, gross negligence or wilful misconduct of such Indemnitee or any of its Related Parties, nor shall any Indemnitee or any Loan Party have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Effective Date).

(e) All amounts due under this Section shall be payable not later than 15 Business Days after written demand therefor, together with an invoice setting forth in reasonable detail such amounts and the basis therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below and applicable law, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required (x) for an assignment by a Revolving Lender to an existing Revolving Lender or an assignment of Term Loans to a Lender, an Affiliate of a Lender or an Approved Fund (as defined below), (y) for an assignment by the Initial Lender or, (z) if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing, to any assignee; and

(B) the Administrative Agent (and, in the case of an assignment of all or a portion of any Lender’s obligations in respect of its LC Exposure, each Principal Issuing Bank), provided that no consent of the Administrative Agent or an Issuing Bank, as the case may be, shall be required for an assignment of Term Loans to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of a Lender or an Approved Fund.

(ii) Assignments shall be subject to the following conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 in the case of

Revolving Loans or Revolving Commitments and $1,000,000 in the case of Term Loans, unless each of the Borrower and the Administrative Agent expressly consent to the assignment of a lesser amount, provided that (i) no such consent of the Borrower shall be required if an Event of Default under clause (a), (b), (h) or (i) of Article VII has occurred and is continuing and (ii) the principal amount of concurrent assignments to related Approved Funds shall be aggregated for purposes of determining compliance with the foregoing minimum assignment amounts.

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than an natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) any entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time, which register shall indicate that each lender is entitled to interest paid with respect to such Loans and LC Disbursements (the “Register”). Absent demonstrable error, the entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of, or notice to, the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and

2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender (other than deposits held in a custodial, trust or fiduciary capacity), irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed and enforced in accordance with and governed by the law of the State of New York without giving effect to its principles or rules of conflicts of laws to the extent that the same are not mandatorily applicable by statute and by the application of the laws of another jurisdiction would be required thereby.

(b) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any other party or its properties in the courts of any jurisdiction.

(c) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ trustees, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement for the benefit of the Borrower containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any pledgee referred to in Section 9.04(d) or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower (other than a source actually known by such party to be bound by confidentiality obligations). For the purposes of this Section, “Information” means all information received from the Borrower or its Related Parties relating to the Borrower, its Subsidiaries or its business, other than any such information that is available to the Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower (other than a source actually known by such party to be bound by confidentiality obligations). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord other its own confidential information.

Each Lender acknowledges that Information furnished to it pursuant to this Agreement may include material non-public information concerning the Borrower and its Related Parties or its or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal, State and foreign securities laws.

All Information, including requests for waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Borrower and the Subsidiaries and its and their Related Parties or securities. Accordingly, each Lender represents to the Borrower and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, State and foreign securities laws.

SECTION 9.13. U.S.A. PATRIOT Act. The Administrative Agent, each Lender and each Issuing Bank hereby notifies the Borrower, for itself and its Subsidiaries, that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow the Administrative Agent, such Lender and such Issuing Bank to identify the Loan Parties in accordance with the Act.

SECTION 9.14. Termination or Release. (a) At such time as the Loans, the Borrower’s obligations to reimburse the Issuing Banks pursuant to Section 2.05(e) for LC Disbursements, all accrued interest and fees under this Agreement, and all other obligations under the Loan Documents then due and payable (other than (i) obligations under Sections 2.15, 2.17 and 9.03 that are not then due and payable and (ii) obligations in respect of outstanding Letters of Credit) shall have been paid in full in cash, the Commitments have been terminated and all Letters of Credit shall have been discharged, cash collateralized in an amount not to exceed 100% of the stated amount of such Letter of Credit or other arrangements made to the reasonable satisfaction of the Administrative Agent and the Issuing Bank thereof (each of which shall have confirmed such satisfaction by written notice to the Borrower), the Collateral shall be released from the Liens created by the Security Documents, and the obligations (other than those expressly stated to survive termination) of the Administrative Agent and each Loan Party under the Security Documents shall terminate, all without delivery of any instrument or performance of any act by any Person.

(b) A Subsidiary Loan Party shall automatically be released from its obligations under the Collateral Agreement and any other Loan Document and the security interests in the Collateral of such Subsidiary Loan Party shall be automatically released upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Subsidiary of the Borrower.

(c) Upon any sale or other transfer by any Loan Party of any Collateral that is permitted under this Agreement to any Person that is not a Loan Party, or upon the effectiveness of any written consent to the release of the security interest granted by the Collateral Agreement in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

(d) In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 9.14, the Collateral Agent shall execute and deliver to any Loan Party at such Loan Party’s expense all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 9.14 shall be without recourse to or warranty by the Collateral Agent or any Lender.

SECTION 9.15. No Fiduciary Relationship. The Borrower, on behalf of itself and the Subsidiaries, agrees that in connection with all aspects of the Financing Transactions described in clause (a) of the definition thereof occurring on or prior to the Effective Date and the exercise of their rights and the performance of their obligations under the Loan Documents, the Borrower and the Subsidiaries, on the one hand, and the Administrative Agent, the Arrangers, the Lenders, the Issuing Banks and their Affiliates (each acting in their capacity as Administrative Agent, Arranger, Lender or Issuing Bank hereunder), on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Lenders or the Issuing Banks, and no such duty will be deemed to have arisen in connection therewith.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers or representatives as of the day and year first above written.

IDEARC INC.,

by	/s/ Andrew Coticchio
Name:	Andrew Coticchio
Title:	Chief Financial Officer and Treasurer

JPMORGAN CHASE BANK, N.A., as Administrative Agent and Collateral Agent

by	/s/ Thomas H. Kozlark
Name:	Thomas H. Kozlark
Title:	Vice President